UNITED STATES
SECURITIES AND EXCHANGE COMMISSI
O
N
Washington, DC 20549

SCHEDULE 14A
PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
SECURITIES EXCHANGE ACT OF 1934
(Amendment No.    )

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☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material under §240.14a-12
EXCELERATE ENERGY, INC.
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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Excelerate Energy, Inc.

2445 Technology Forest Blvd., Level 6

The Woodlands, Texas 77381

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

June 1, 2023

9:00 a.m. Central Time

www.virtualshareholdermeeting.com/EE2023

To Our Stockholders:

We are pleased to invite you to attend the 2023 Annual Meeting of Stockholders of Excelerate Energy, Inc. (“Excelerate” or the “Company”) on Thursday, June 1, 2023 at 9:00 a.m. Central Time, online via live audio webcast by visiting www.virtualshareholdermeeting.com/EE2023 (the “Annual Meeting”) for the following purposes:

1. To elect the seven director nominees named in the proxy statement as directors of the Company, each to serve for a one-year term and until his or her successor has been duly elected and qualified, or until his or her earlier death, resignation, removal, retirement or disqualification (Proposal 1);

2. To ratify the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2023 (Proposal 2);

3. To conduct a non-binding and advisory vote on the frequency of future non-binding, advisory votes to approve the compensation of our named executive officers (“Say-on-Frequency”) (Proposal 3); and

4. To transact any other business that may be properly presented at the Annual Meeting or any adjournment or postponement thereof.

The Company’s board of directors has determined to hold the Annual Meeting virtually. We believe that this is the right choice for Excelerate as it provides expanded stockholder access regardless of the location of the Annual Meeting or resources available to stockholders, may improve communications, and allows the participants to attend the Annual Meeting safely and conveniently from any location.

Holders of our Class A common stock and Class B common stock (together, “Common Stock”) are entitled to one vote for each such share held of record on all matters submitted to a vote of stockholders. Holders of our Class A common stock and Class B common stock will vote together as a single class on all matters presented to our stockholders for their vote or approval, except as otherwise required by applicable law or otherwise provided in our amended and restated certificate of incorporation. Stockholders are not permitted to cumulate votes with respect to the election of directors. Only stockholders of record of our Common Stock as of the close of business on April 4, 2023 are entitled to notice of, and, as described in this paragraph, to vote at, the Annual Meeting, or any adjournment or postponement thereof.

As permitted by the Securities and Exchange Commission (“SEC”), we are providing access to our proxy materials online under the SEC’s “notice and access” rules. As a result, unless you previously requested electronic or paper delivery on an ongoing basis, we are mailing to our stockholders a Notice of Internet Availability of Proxy Materials (the “Notice”) instead of a paper copy of the proxy statement, our Annual Report on Form 10-K for the fiscal year ended December 31, 2022 (the “Annual Report”) and a form of proxy card or voting instruction card (together, the “proxy materials”). The Notice contains instructions on how to access the proxy materials online. The Notice also contains instructions on how stockholders can receive a paper copy of our proxy materials and how to vote your shares. This process allows us to expedite our stockholders’ receipt of proxy materials, lower the costs of printing and mailing the proxy materials and reduce the environmental impact of our Annual Meeting. If you received the Notice, you will not receive a printed copy of the proxy materials unless you request one. If you elect and request to receive a paper copy, our proxy materials will be mailed to you. The Notice is first being mailed, and the proxy materials are first being made available, to our stockholders on or about April 17, 2023.

All stockholders are cordially invited to attend our Annual Meeting, conducted virtually via live audio webcast at www.virtualshareholdermeeting.com/EE2023. The Company has endeavored to provide stockholders attending the Annual Meeting with the same rights and opportunities to participate as they would at an in-person meeting. You will be able to attend the Annual Meeting online and submit questions during the meeting by visiting www.virtualshareholdermeeting.com/EE2023. You will also be able to vote your shares electronically at the Annual Meeting.

To attend the Annual Meeting, vote, submit questions, or view the list of registered stockholders during the Annual Meeting, stockholders of record will be required to visit the meeting website listed above and log in using their 16-digit control number included on their proxy card or Notice. Beneficial owners should review the proxy materials and their voting instruction form or Notice for how to vote in advance of, and how to participate in, the Annual Meeting. Specifically, if you are a beneficial owner and your voting instruction form or the Notice does not indicate that you may vote the shares through the http://www.proxyvote.com website, you should contact your bank, broker or other nominee (preferably at least 5 days before the Annual Meeting) and obtain a “legal proxy” (which will contain a 16-digit control number that will allow you to attend, participate in, or vote at the Annual Meeting). When accessing our Annual Meeting, please allow ample time for online check-in, which will begin at 8:45 a.m. Central Time on Thursday, June 1, 2023. On the day of the Annual Meeting, if you experience technical difficulties either during the check-in process or during the Annual Meeting, please call 844-986-0822 (US) or 303-562-9302 (international) for assistance. For additional details, see “—How can I attend, participate in and vote at the Annual Meeting online?” in the “Questions and Answers” section below. This proxy statement provides detailed information about the Annual Meeting. We encourage you to read this proxy statement carefully and in its entirety.

Your vote is important. Regardless of whether you participate in the Annual Meeting, we hope you vote as soon as possible. You may vote online or by phone, or, if you received paper copies of the proxy materials by mail, you may submit your proxy or voting instruction card for the annual meeting by completing, signing, dating and returning your proxy or voting instruction card in the pre-addressed envelope provided. Voting online or by phone, written proxy or voting instruction card ensures your representation at the Annual Meeting regardless of whether you attend our virtual Annual Meeting online.

By Order of the Board of Directors,

Steven M. Kobos

President and Chief Executive Officer

The Woodlands, Texas

April 17, 2023

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON JUNE 1, 2023
The notice, the proxy statement and the Company’s Annual Report are available at www.proxyvote.com.

PROXY SUMMARY

This summary highlights information contained elsewhere in this proxy statement. This summary does not contain all the information you should consider in voting your shares. Please read the complete proxy statement and our Annual Report to Stockholders for the fiscal year ended December 31, 2022 carefully before voting.

Meeting Information

Date:	Thursday, June 1, 2023
Time:	9:00 a.m. Central Time
Virtual Meeting:	www.virtualshareholdermeeting.com/EE2023
Record Date:	April 4, 2023

How to Vote

Your vote is important. You may vote your shares in advance of the Annual Meeting of Stockholders via the Internet, by telephone or by mail, or during the meeting by attending and voting electronically. Please refer to the section “How do I vote?” on page 53 for detailed voting instructions. If you vote via the Internet, by telephone or plan to vote electronically during the Annual Meeting of Stockholders, you do not need to mail in a proxy card.

INTERNET	TELEPHONE	MAIL

To vote before the meeting, visit www.proxyvote.com. To vote at the meeting, visit www.virtualshareholdermeeting.com/EE2023. You will need the control number printed on your notice, proxy card or voting instruction form.

	Dial toll-free (1-800-690-6903) or the telephone number on your voting instruction form. You will need the control number printed on your notice, proxy card or voting instruction form.	If you received a paper copy of the proxy materials, send your completed and signed proxy card or voting instruction form using the enclosed postage-paid envelope.

We first began sending our stockholders a Notice Regarding the Internet Availability of Proxy Materials, and made our proxy materials available, on or about April 17, 2023.

Voting Matters

Proposals

PROPOSAL #1	To elect the seven director nominees named in the proxy statement as directors of the Company, each to
Director Election

serve for a one-year term and until his or her successor has been duly elected and qualified, or until his or her earlier death, resignation, removal, retirement or disqualification (Proposal 1).

✓ Our board of directors unanimously recommends that you vote “FOR ALL” of the director nominees.

PROPOSAL #2	To ratify the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public
Auditor Ratification

accounting firm for the fiscal year ending December 31, 2023 (Proposal 2).

✓ Our board of directors unanimously recommends that you vote “FOR” ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2023.

PROPOSAL #3	To conduct, on a non-binding, advisory basis, a vote on the frequency of future advisory votes to approve
Say-on- Frequency

the compensation of our named executive officers (Proposal 3).

✓ Our board of directors unanimously recommends that you vote for a frequency of “1 YEAR” on a non-binding and advisory basis, for future, non-binding advisory votes to approve compensation of our named executive officers.

Board Nominees

Name	Age	Director Since	Occupation	Independent	Committee Memberships	Other Public Boards
Carolyn J. Burke	55	2022	Incoming Executive Vice President and Chief Financial Officer of PG&E Corporation (effective May 4, 2023)		AC* CC (Chairperson)	None

Deborah L. Byers	61	2022	Former Partner of Ernst & Young LLP (Americas Industry Leader and US Energy Leader)		AC (Chairperson)*	Kinetik Holdings Inc., Civitas Resources, Inc.

Paul T. Hanrahan	65	2022	Former Chief Executive Officer and a director of The AES Corporation and former Interim Chief Executive Officer and a director of Hygo Energy Transitions Ltd.		AC* NCGC (Chairperson)	Ingredion Inc.

Henry G. Kleemeier	78	2022	Chief Executive Officer of Kaiser-Francis Oil Company		CC NCGC	None

Steven M. Kobos	58	2021	Chief Executive Officer and Director, Excelerate Energy, Inc.		None	None

Don P. Millican(1)	70	2022	Vice President & Chief Financial Officer of Kaiser-Francis Oil Company		None	None

Robert A. Waldo	47	2022	President of Kaiser-Francis Oil Company		CC NCGC	None

AC: Audit Committee

CC: Compensation Committee

NCGC: Nominating and Corporate Governance Committee

*	Audit Committee Financial Expert

(1) Don P. Millican served on our Audit Committee until March 22, 2023 as permitted under the NYSE rules for newly public companies.

Fiscal 2022 Financial Performance Highlights

NET INCOME	ADJUSTED EBITDA
$80.0M	$294.9M

*

Adjusted EBITDA is a non-GAAP financial measure included as a supplemental disclosure because we believe it is a useful indicator of our operating performance. We define Adjusted EBITDA as net income before interest, income taxes, depreciation and amortization, non-cash long-term incentive compensation expense and items such as charges and non-recurring expenses that management does not consider as part of assessing ongoing operating performance. The Company’s computation of Adjusted EBITDA may not be comparable to other similarly titled measures of other companies, and you are cautioned not to place undue reliance on this information. For reconciliation to Net Income, see Item 7 in our Annual Report on Form 10-K for the year ended December 31, 2022.

i

Forward-Looking Statements and Website References

This document includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, concerning expectations, beliefs, plans, objectives, goals, strategies, future events or performance and underlying assumptions and other statements that are other than statements of historical fact, including statements regarding our environmental and other sustainability plans and goals, and the inclusion of such statements or references to “materiality” (for ESG purposes) is not an indication that these contents are necessarily material to investors or required to be disclosed under the rules of the U.S. Securities and Exchange Commission. Although we believe that the expectations and assumptions reflected in these statements are reasonable, there can be no assurance that these expectations will prove to be correct. Forward-looking statements are subject to many risks and uncertainties, including the risk factors that we identify in our Securities and Exchange Commission filings, and actual results may differ materially from the results discussed in such forward-looking statements. We undertake no duty to update publicly any forward-looking statement that we may make, whether as a result of new information, future events or otherwise, except as may be required by applicable law, regulation or other competent legal authority. In addition, our environmental, social, and governance goals are aspirational and may change. Statements regarding our goals are not guarantees or promises that they will be met. Website references throughout this document are provided for convenience only, and the content on the referenced websites is not incorporated by reference into this document.

ii

BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

Status as a Controlled Company

As of April 4, 2023, George B. Kaiser (“Kaiser”), through his ownership of Excelerate Energy Holdings, LLC (“EE Holdings”), controls approximately 75.8% of the voting power of our outstanding Common Stock. So long as Kaiser controls a majority of the Company’s outstanding voting power, he will thereby control the outcome of matters submitted to a stockholder vote. As a result of the voting power currently controlled by Kaiser, we qualify as a “controlled company” within the meaning of the corporate governance rules of The New York Stock Exchange (“NYSE”). Under these rules, a listed company of which more than 50% of the voting power with respect to director elections is held by another person or group of persons acting together is a “controlled company.” Consistent with this, we have elected not to comply with certain corporate governance requirements, including the requirements that (i) a majority of our board of directors must consist of independent directors, (ii) the nominating and governance committee must be composed entirely of independent directors, and (iii) the compensation committee must be composed entirely of independent directors. We intend to rely on all of the controlled company exemptions, and, unless consented to otherwise by Kaiser, will be required to do so under the Stockholder’s Agreement, dated as of April 18, 2022, by and among the Company, Excelerate Energy Limited Partnership (“EELP”) and EE Holdings (the “Stockholder’s Agreement”), for so long as we remain a controlled company. For details, see “Certain Relationships and Related Person Transactions—Transactions in Connection with our Reorganization and Initial Public Offering—Stockholder’s Agreement” below. Accordingly, you may not have the same protections afforded to stockholders of companies that are subject to all of the NYSE corporate governance requirements. If at any time we cease to be a controlled company, we will take all action necessary to comply with SEC rules and regulations and the NYSE rules, including appointing a majority of independent directors to our board of directors (our “board” or our “board of directors”) and ensuring that we have a nominating and corporate governance committee and compensation committee each composed entirely of independent directors, subject to the permitted “phase-in” periods.

Composition of our Board of Directors

Our business and affairs are managed under the direction of our board of directors. In accordance with our amended and restated certificate of incorporation and bylaws, the number of directors on our board will be determined from time to time by the board of directors within the range included in the amended and restated certificate of incorporation. Our board of directors currently consists of seven members with Mr. Millican serving as chairperson.

Our amended and restated certificate of incorporation provides that currently our board of directors is subject to annual elections. Each director holds office until the next annual meeting of our stockholders and until his or her successor is duly elected and qualified or until his or her earlier death, resignation or removal. However, from and after such time when EE Holdings (including its permitted transferees) ceases to own at least 40% of the combined voting power of our then-outstanding capital stock entitled to vote generally in director elections (which we refer to as the Trigger Date), the board of directors will be divided into three classes of directors, with staggered three-year terms. For details, see “Certain Relationships and Related Person Transactions—Transactions in Connection with our Reorganization and Initial Public Offering—Stockholder’s Agreement” below.

In addition, the Stockholder’s Agreement gives EE Holdings the right to designate a certain number of nominees for election to our board of directors as follows: (i) a majority of the total number of directors serving on our board, so long as EE Holdings (including its permitted transferees) beneficially owns 50% or more of the then-outstanding shares of our Common Stock; (ii) 40% of the total number of directors, so long as EE Holdings (including its permitted transferees) beneficially owns 40% or more, but less than 50%, of the then-outstanding shares of our Common stock; (iii) 30% of the total number of directors, so long as EE Holdings (including its permitted transferees) beneficially owns 30% or more, but less than 40%, of the then-outstanding shares of our Common Stock; (iv) 20% of the total number of directors, so long as that EE Holdings (including its permitted transferees) beneficially owns 20% or more, but less than 30%, of the then-outstanding shares of our Common Stock; and (v) 10% of the total number of directors, in the event that EE Holdings (including its permitted transferees) beneficially owns 5% or more, but less than 20%, of the then-outstanding shares of our Common Stock. EE Holdings also has the right to include at least two of its director designees (so long as EE Holdings (including its permitted transferees) beneficially owns more than 50% of the then-outstanding shares of our Common Stock) or one director designee (if the beneficial ownership is at least 20% but less than or equal to 50%) on each committee of our board of directors (other than the audit committee), subject to any requirements, including independence requirements, for such committee members imposed by applicable law or by the applicable NYSE rules. In addition, so long as EE Holdings (including its permitted transferees) beneficially owns 50% or more of the then-outstanding shares of our Common Stock, EE Holdings will also have a right to designate the chairperson of our board of directors. Finally, EE Holdings has certain observer rights as long as EE Holdings (including its permitted transferees) has the right to designate director-designees under the Stockholder’s Agreement. For details, see “Certain Relationships and Related Person Transactions—Transactions in Connection with our Reorganization and Initial Public Offering—Stockholder’s Agreement” below.

Pursuant to the Stockholder’s Agreement, EE Holdings has nominated Henry G. Kleemeier, Steven M. Kobos, Don P. Millican, and Robert A. Waldo as its designees to serve on our board of directors. In addition, Carolyn J. Burke and Paul T. Hanrahan were recommended by a third-party search firm and Deborah L. Byers was recommended by the chairperson of the board.

The following table sets forth information with respect to our directors as of the record date:

Name	Age	Director Since	Position at the Company	Committee Membership
				AC	CC	NCGC
Carolyn J. Burke	55	2022	Director	M*	C
Deborah L. Byers	61	2022	Director	C*
Paul T. Hanrahan	65	2022	Director	M*		C
Henry G. Kleemeier	78	2022	Director		M	M
Steven M. Kobos	58	2021	President, Chief Executive Officer and Director
Don P. Millican(1)	70	2022	Director and Chairperson
Robert A. Waldo	47	2022	Director		M	M

AC: Audit Committee CC: Compensation Committee NCGC: Nominating and Corporate Governance Committee	M – Member C – Chairperson

*	Independent Director and Audit Committee Financial Expert
(1)	Don P. Millican served on our Audit Committee until March 22, 2023 as permitted under the NYSE rules for newly public companies.

Nominees for Director

The names of the nominees for director, their ages as of the record date, principal occupations, employment and other public company board service during at least the last five years, periods of service as a director of the Company, and the experiences, qualifications, attributes and skills of each nominee are set forth below:

Carolyn J. Burke	Age: 55	Director since: 2022	Committees: AC, CC (Chairperson)

Background

Carolyn J. Burke joined Excelerate’s board of directors in April 2022. Ms. Burke will assume the role of Executive Vice President and Chief Financial Officer of PG&E Corporation (“PG&E”), effective May 4, 2023. Ms. Burke has acted in an advisory capacity to PG&E since January 2023. Prior to accepting the role with PG&E, Ms. Burke served as Executive Vice President and Chief Financial Officer of Chevron Phillips Chemical Company LLC, a petrochemicals company, from February 2019 to September 2022. In this role, she was responsible for financial reporting, treasury, tax, internal audit, and financial planning and analysis. Prior to this role, from August 2011 until April 2018, Ms. Burke served as an executive with Dynegy, Inc., an independent power producer and retailer. Ms. Burke served in a variety of roles, including Executive Vice President, Strategy, Executive Vice President of Business Operations and Systems, Chief Integration Officer and Chief Administration Officer. From 2008 to 2011, Ms. Burke served as Global Controller for the Investment Bank, Global Commodities division of JPMorgan Chase. From 2004 to 2008, Ms. Burke worked at NRG Energy as Vice President and Corporate Controller and Executive Director of Financial Planning and Analysis. Ms. Burke previously served as a director of TerraForm Power, Inc., a globally diversified renewable energy company, from May 2018 to July 2020, and a director of Aqua America Inc. (now Essential Utilities, Inc.), a holding company for regulated utilities providing water, wastewater, or natural gas services, from December 2015 to May 2019. Ms. Burke earned a bachelor’s degree in economics and political science from Wellesley College and a master’s degree in business administration from the Booth Graduate School of Business of the University of Chicago.

Qualifications and Skills

Her extensive executive and public company board experience and knowledge of the industry qualifies her to serve on our board of directors.

Deborah L. Byers	Age: 61	Director since: 2022	Committees: AC (Chairperson)

Background

Deborah L. Byers joined Excelerate Energy’s board of directors in July 2022. Ms. Byers retired as a Partner from Ernst & Young LLP (“EY”), a multinational professional services partnership, on July 1, 2022, after 36 years of service in Public Accounting, while holding multiple leadership roles. From July 2018 until her retirement, she was EY’s Americas Industry Leader overseeing the market and growth strategy across its primary industry markets including Energy, Industrials & Automotive, Consumer, Technology, Telecom, Media & Entertainment, Healthcare & Life Sciences, Real Estate, Private Equity, and Government. Ms. Byers was EY’s Houston Office Managing Partner and US Energy Leader from July 2013 to July 2018, and Managing Partner of the Southwest Region Strategy & Transactions business unit from July 2008 to July 2013. In these roles, she was a leader in the global energy market and worked with corporations and investment funds in all phases of energy investment across the sector. She was admitted to the EY Partnership in October 1997 after joining the firm in July 1986. Ms. Byers has served as a director of Kinetik Holdings Inc., a midstream energy company, since July 2022, and of Civitas Resources, Inc., an upstream energy company, since February 2023. Ms. Byers holds a BBA from Baylor University and is a Certified Public Accountant.

Qualifications and Skills

Her financial expertise and deep sector knowledge in global energy markets and systems qualifies her to serve on our board of directors.

Paul T. Hanrahan	Age: 65	Director since: 2022	Committees: AC, NCGC (Chairperson)

Background

Paul T. Hanrahan joined Excelerate’s board of directors in April 2022. Mr. Hanrahan most recently served as Interim Chief Executive Officer and a director of Hygo Energy Transitions Ltd., a company that developed and operated integrated LNG-to-Power facilities globally, from October 2020 until its acquisition by New Fortress Energy in April 2021. Mr. Hanrahan served as the Chief Executive Officer of Globeleq Advisors Limited, an independent power producer operating and developing power projects in Africa, from September 2017 to December 2019. Mr. Hanrahan has served on Globeleq’s board of directors since January 2020. Previously, Mr. Hanrahan served as the Chief Executive Officer of American Capital Energy & Infrastructure Management, LLC, an investment company formed to raise, invest and manage funds in the energy and infrastructure industries, from September 2012 until its acquisition by Ares Capital Corporation in December 2016. Mr. Hanrahan served as the President and Chief Executive Officer and as a director of The AES Corporation, an independent power producer, from June 2002 to September 2011. Mr. Hanrahan has served as a director of Ingredion Inc., a multinational ingredient provider, since March 2006. Mr. Hanrahan earned a bachelor’s degree in mechanical engineering from the U.S. Naval Academy and a master’s degree in business administration from Harvard Business School.

Qualifications and Skills

His extensive executive and public company board experience and knowledge of the industry qualifies him to serve on our board of directors.

Henry G. Kleemeier	Age: 78	Director since: 2022	Committees: CC, NCGC

Background

Henry G. Kleemeier has served as a member of the board of directors of EELP since 2008 and as a director of Excelerate since April 2022. Mr. Kleemeier has served as the Chief Executive Officer of Kaiser-Francis Oil Company, an upstream oil and gas company owned by Kaiser, our controlling stockholder, since 2006, and is also affiliated with other Kaiser-controlled entities in various senior capacities. Mr. Kleemeier earned a bachelor’s degree in petroleum engineering from Texas A&M University.

Qualifications and Skills

His background in petroleum engineering and deep understanding of North American natural gas supply and demand qualifies him to serve on our board of directors.

Steven M. Kobos	Age: 58	Director since: 2021	Committees: None

Background

Steven M. Kobos has served as President and Chief Executive Officer of EELP since March 2018 and President, Chief Executive Officer and a director of Excelerate since September 2021. Prior to his current role, Mr. Kobos served as a board member of EELP since 2017 and its counsel for the previous 11 years. Prior to joining EELP, Mr. Kobos formally supported our company as Managing Counsel with primary legal responsibility for EELP global projects, while also employed by Frederic Dorwart, Lawyers PLLC. Mr. Kobos earned a bachelor’s degree and Juris Doctorate from the University of Oklahoma.

Qualifications and Skills

His in-depth knowledge of the issues, challenges, and opportunities facing us, and his expertise managing complex energy and infrastructure development projects qualifies him to serve on our board of directors.

Don P. Millican	Age: 70	Director since: 2022	Committees: None

Background

Don P. Millican has served as a member of the board of directors of EELP since 2008 and as a director of Excelerate since April 2022. Mr. Millican has served as the Vice President & Chief Financial Officer of Kaiser-Francis Oil Company, an upstream oil and gas company owned by Kaiser, our controlling stockholder, since 2003, and is also affiliated with other Kaiser-controlled entities in various senior capacities. Prior to Kaiser-Francis, Mr. Millican was a partner in the international accounting firm of Ernst & Young, LLP between 1982 and 2003. Mr. Millican previously served as Chief Financial Officer of EELP from December 2003 to May 2008. Mr. Millican is engaged in many civic activities, having served on the board of Community Action Project, Tulsa Educare, Inc., Neighbor for Neighbor, Oklahoma Policy Institute, Tulsa Neighborhood Networks and Crossover Community Impact. He also formerly served as Chairman of the Board of Trustees of Oklahoma Christian University. Mr. Millican serves as a director of Memjet, Ltd. and Memjet Home and Office, Inc. He is a Certified Public Accountant. He earned a bachelor’s degree in accounting from the University of North Texas.

Qualifications and Skills

His executive leadership experience in the oil and gas industry, his broad perspective gained from involvement in diverse industries and his knowledge of our business qualify him to serve on our board of directors.

Robert A. Waldo	Age: 47	Director since: 2022	Committees: CC, NCGC

Background

Robert A. Waldo has served as a member of the board of directors of EELP since 2014 and as a director of Excelerate since April 2022. Since 2016, Mr. Waldo has served as the President of Kaiser-Francis Oil Company, an upstream oil and gas company owned by Kaiser, our controlling stockholder, and is also affiliated with other Kaiser-controlled entities in various senior capacities. From 2012 to 2015, Mr. Waldo was the Executive Vice President of Kaiser-Francis Oil Company. Mr. Waldo has worked at Kaiser-Francis Oil Company in various roles since 2004 and in addition to the upstream oil and gas business, he is involved in various investment activities of Mr. Kaiser, including Cactus Drilling and multiple private and public equity investments. Mr. Waldo served as a director of StepStone Group Inc. (including its predecessor) from 2007 to 2021. From 2000 to 2002, Mr. Waldo worked as an associate at Evercore Partners, where he focused on mergers and acquisitions and private equity investments, and from 1998 to 2000, he was an analyst in the investment banking division of Merrill Lynch. Mr. Waldo earned a bachelor’s degree from Harvard University and a master’s degree in business administration from Duke University.

Qualifications and Skills

His extensive experience in the oil and gas industry and private equity investments qualifies him to serve on our board of directors.

Director Independence

Our Nominating and Corporate Governance Committee and our board have conducted their annual review of the independence of each director nominee under the applicable NYSE and SEC independence standards. Based upon the Nominating and Corporate Governance Committee’s recommendation and our board’s own review and assessment, our board has affirmatively determined in its business judgment that each of Carolyn J. Burke, Deborah L. Byers, and Paul T. Hanrahan is “independent” as defined under the NYSE rules and Rule 10A-3 under the Securities and Exchange Act of 1934, as amended (the “Exchange Act”).

Board Leadership Structure

We do not have a policy regarding whether the role of the chairperson of the board and chief executive officer should be separate or combined, and our board of directors believes that we should maintain the flexibility to select the chairperson and chief executive officer and reorganize the leadership structure, from time to time, based on criteria that are in our best interests and the best interests of our stockholders. The board believes that presently it is in the best interests of the Company to separate the roles of the chairperson of the board and chief executive officer. Don P. Millican serves as chairperson of the board in accordance with the Stockholder’s Agreement. Our board of directors believes its administration of its risk oversight function has not affected its leadership structure.

Executive Sessions

In order to promote open discussion among non-management directors, our board holds executive sessions of non-management directors at least quarterly. These executive sessions are chaired by the chairperson of the board. In addition, as required under the NYSE rules, the board holds an executive session of independent directors at least once per year. This session is chaired by an independent director chosen by the independent directors.

Board Qualifications & Diversity

The Nominating and Corporate Governance Committee periodically reviews, and recommends to our board, the skills, experience, characteristics and other criteria for identifying and evaluating directors. The board expects directors to be open and forthright, to develop a deep understanding of the Company’s business, to understand their role in furthering the Company’s mission, values and commitment to environmental, social and governance principles, and to exercise sound judgment in fulfilling their oversight responsibilities. Directors should embrace the Company’s values and culture and should possess the highest levels of integrity.

The board considers diversity of occupational and personal backgrounds, perspectives and viewpoints among its members and expects that its members will have a range of skills and expertise sufficient to provide guidance and oversight with respect to the Company’s strategy and operations. The board and the Nominating and Corporate Governance Committee also actively seek to achieve a diversity of occupational and personal backgrounds and viewpoints on the board, including diversity with respect to demographics such as gender, race, ethnic and national background, geography, age and sexual orientation. As part of the search process for each new director, the Nominating and Corporate Governance Committee includes women and minorities in the pool of candidates (and instructs any search firm the Nominating and Corporate Governance Committee engages to do so).

The Nominating and Corporate Governance Committee reviews the qualifications of director candidates and incumbent directors in light of the criteria approved by our board and recommends the Company’s candidates to our board for election by the Company’s stockholders at the applicable annual meeting. We also assess qualifications and characteristics of our directors, including racial and ethnic diversity, as part of our board’s annual self-evaluation process. We believe our board is well positioned to provide effective oversight and strategic advice to our management.

Procedures for Recommending Individuals to Serve as Directors

The Nominating and Corporate Governance Committee also considers director candidates recommended by our stockholders. Any stockholder who wishes to propose director nominees for consideration by the Nominating and Corporate Governance Committee, but does not wish to present such proposal at the Corporation’s Annual Meeting of Stockholders, may do so at any time by directing a description of each nominee’s name and qualifications for board membership to the chairperson of the Nominating and Corporate Governance Committee, c/o our Secretary at Excelerate Energy, Inc., 2445 Technology Forest Blvd., Level 6, The Woodlands, Texas 77381. The recommendation should contain all of the information regarding the nominee under Regulation 14A of the Exchange Act, including, among other things, the particular experience, qualifications, attributes or skills of the nominee that, in light of our business and structure, led to the stockholder’s conclusion that the nominee should serve on the board, and any additional requirements included in the Corporation’s Amended and Restated Bylaws relating to director nominations brought before an annual meeting. The Nominating and Corporate Governance Committee evaluates any nominee proposed by stockholders in the same manner in which it evaluates other nominees.

Committees of the Board of Directors

Our board established an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee. These committees are each described below. Each of our board’s committees acts under a written charter, which was adopted and approved by our board of directors. Copies of the committees’ charters are available on our website at https://ir.excelerateenergy.com/governance/governance-documents.

Committee Membership; Meetings and Attendance

We became a publicly traded company in April 2022. Between April 12, 2022 and December 31, 2022:

•	our board of directors held four meetings;

•	our Audit Committee held three meetings;

•	our Compensation Committee held three meetings; and

•	our Nominating and Corporate Governance Committee held two meetings.

Each of our incumbent directors attended at least 75% of the meetings of our board of directors and the respective committees of which he or she was a member held during the period such incumbent director was a director during the fiscal year ended December 31, 2022.

Directors are expected to attend the Annual Meeting absent unusual circumstances. The 2023 Annual Meeting will be our first Annual Meeting of Stockholders as a public company. In 2022, directors were elected by written consent in lieu of an Annual Meeting of Stockholders since we were a private company.

Audit Committee

Our Audit Committee consists of Carolyn J. Burke, Deborah L. Byers, and Paul T. Hanrahan. Ms. Byers serves as the chairperson of the Audit Committee. Mr. Millican served as a member of the Audit Committee until March 2023. Each of Ms. Burke, Ms. Byers and Mr. Hanrahan qualifies as an “independent” director for purposes of the SEC and NYSE independence rules that are applicable to audit committee members. Each of Ms. Burke, Ms. Byers and Mr. Hanrahan qualifies as an “audit committee financial expert” as defined by the SEC. Our Audit Committee, among other things, has responsibility for:

•

assisting our board of directors in its oversight responsibilities regarding the integrity of our financial statements, our compliance with legal and regulatory requirements, the independence, qualifications and performance of the independent auditor, the design and implementation of our internal audit function, and the Company’s systems of disclosure controls and procedures and internal controls over financial reporting;

•	selecting, evaluating, compensating, overseeing and, if necessary, replacing the independent auditor;

•	overseeing the preparation of the audit committee report in the annual proxy statement and any other reports or statements required by any applicable law, rule or regulation or the NYSE;

•	approving all audit engagement fees and terms (including proposed budgets) and pre-approving any audit or non-audit services;

•

meeting to review and discuss the Company’s annual audited financial statements and quarterly financial statements with management and the independent auditor, including the Company’s disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations” before filing of the Company’s Form 10-Q or Form 10-K;

•

assisting the board in fulfilling its oversight of enterprise risk management, including those related to cybersecurity and unauthorized access to information technology infrastructure, insurance (except for directors’ and officers’ and related insurance), and litigation and the steps that management has taken to monitor and control such exposures;

•	implementing and reviewing the Audit Committee Procedures for Handling Reports of Potential Misconduct;

•	implementing and periodically reviewing the Related Person Transactions Policies and Procedures and overseeing other related party transactions governed by accounting rules; and

•

conducting and presenting to the board an annual performance evaluation of the Audit Committee, and annually reviewing the adequacy of the Audit Committee charter and the duties and responsibilities of the Audit Committee and recommending any proposed changes to the board for approval.

Compensation Committee

Our Compensation Committee consists of Carolyn J. Burke, Henry G. Kleemeier and Robert A. Waldo. Ms. Burke serves as the chairperson of the Compensation Committee. Ms. Burke qualifies as an “independent” director for purposes of the SEC and NYSE independence rules that are applicable to compensation committee members. As a controlled company, we rely upon the exemption from the NYSE requirement that we have a compensation committee composed entirely of independent directors. Our Compensation Committee, among other things, has responsibility for:

•

overseeing the Company’s overall compensation philosophy, assessing whether it is aligned with the Company’s business strategy and stockholder interests and establishing appropriate incentives for management and employees;

•

reviewing and approving corporate goals and objectives relevant to the compensation of the chief executive officer, evaluating the chief executive officer’s performance in light of those goals and objectives, and setting the chief executive officer’s compensation level based on this evaluation (other than equity grants, which are recommended to approval by the full board);

•

in conjunction with the chief executive officer, reviewing and approving corporate goals and objectives relevant to the compensation of other executive officers, evaluating the performance of other executive officers in light of those goals and objectives, and setting the compensation levels of other executive officers based on this evaluation and upon the recommendation of the chief executive officer (other than equity grants, which are recommended to approval by the full board);

•	periodically reviewing the form and amount of compensation of directors for service on the board and its committees and recommend changes in compensation to the board as appropriate;

•

at least annually, assessing whether the work of compensation consultants involved in determining or recommending executive or director compensation has raised any conflict of interest that is required to be disclosed in the Company’s annual report and proxy statement;

•

to the extent required, overseeing the assessment of the risks related to the Company’s compensation policies and programs applicable to officers and employees, and reporting to the board on the results of this assessment as needed;

•

in conjunction with the chief executive officer, if applicable, reviewing succession planning for positions held by executive officers, and reviewing succession planning and management development at least annually with the board, including recommendations and evaluations of potential successors to fill these positions;

•

reviewing the Company’s strategies and policies related to human capital management, including with respect to matters such as diversity and inclusion, workplace environment and culture, and talent development and retention; and

•	annually evaluating the performance of the Compensation Committee and the adequacy of the Compensation Committee’s charter and recommending changes to the board.

Nominating and Corporate Governance Committee

Our Nominating and Corporate Governance Committee consists of Paul T. Hanrahan, Henry G. Kleemeier and Robert A. Waldo. Mr. Hanrahan serves as the chairperson of the Nominating and Corporate Governance Committee. Mr. Hanrahan qualifies as an “independent” director for purposes of the NYSE independence rules that are applicable to board members. As a controlled company, we rely upon the exemption from the NYSE requirement that we have a nominating and corporate governance committee composed entirely of independent directors. Our Nominating and Corporate Governance Committee, among other things, has responsibility for:

•	identifying, reviewing the qualifications of, and recruiting new candidates for election to the board;

•	discussing succession planning for the board and key leadership roles on the board and its committees;

•	recommending to the board the Company’s candidates for election or reelection to the board at each annual stockholders’ meeting;

•	developing and recommending to the board a set of corporate governance principles, and annually reviewing these principles and recommending changes to the board as appropriate;

•

overseeing and, where appropriate, making recommendations to the board regarding sustainability and social matters relevant to the Company’s business, including Company policies, activities and opportunities; and

•

annually evaluating the performance of the Nominating and Corporate Governance Committee and the adequacy of the Nominating and Corporate Governance Committee’s charter and recommending changes, if any, to the board as appropriate.

Risk Oversight

Our board of directors believes that risk management is an important part of establishing, updating and executing on our business strategy. Our board of directors, as a whole and at the committee level, has oversight responsibility relating to risks that could affect our corporate strategy, business objectives, compliance, operations and financial condition and performance. Our board of directors focuses its oversight on the most significant risks facing us and on its processes to identify, prioritize, assess, manage and mitigate those risks. Our board of directors and its committees receive regular reports from members of our senior management on areas of material risk to us, including strategic, operational, financial, legal and regulatory risks. While our board of directors has an oversight role, management is principally tasked with direct responsibility for management and assessment of risks and the implementation of processes and controls to mitigate their effects on us.

While our board is ultimately responsible for the risk oversight of our Company, our Audit Committee has primary responsibility for management and mitigation of the risks facing our Company, including major financial, cybersecurity and control risks, and oversight of the measures initiated by management to monitor and control such risks. Our Audit Committee also monitors compliance with legal and regulatory requirements and considers and approves or disapproves any related person transactions. Our Compensation Committee has responsibility to review the risks arising from our compensation policies and practices applicable to all employees and evaluate policies and practices that could mitigate any such risks. Our Nominating and Corporate Governance Committee has responsibility to review risks relating to our corporate governance practices. These committees provide regular reports on our risk management practices to our full board, as necessary. Our board believes that the Company’s current leadership structure supports its risk oversight function.

Our Audit Committee receives regular reports on our Company’s cybersecurity program, cyber risks, and mitigation strategies from our IT management. Our Audit Committee updates our board on such matters at least annually and more frequently as needed. Our cybersecurity program is aligned with NIST 800-53 and ISO 27001 risk management frameworks. We rely upon a multi-layered controls approach, including monitoring, security engineering, incident management and resiliency. The efficacy of our cyber security program is assessed through monitoring and the engagement of third-party experts. Our global information security team assesses cyber risks on an on-going basis and adjusts our program as needed. Our employees regularly participate in information security training and awareness campaigns designed to strengthen adoption of secure behaviors.

Stockholder Engagement

We respect and benefit from interactions with stockholders, prospective investors and institutional analysts. Our Investor Relations team coordinates these engagements, which include, but are not limited to, participation at investment conferences, quarterly earnings conference calls, one-on-one meetings and visits throughout the year as well as our annual stockholder meeting. These meetings often include participation by our president and Chief Executive Officer, Chief Financial Officer, and/or functional business leaders. Topics generally focus on corporate performance, strategy, governance, market conditions and environmental, social and governance (ESG) issues.

Engagements offer our management team an opportunity to solicit stockholder views and input, which in turn, is shared with our board of directors. While most engagement is with the institutional investment community, we also continue to improve communications with our retail stockholders, including employee stockholders.

Our Principles of Corporate Governance Guidelines codify our board of directors’ oversight of stockholder engagement and reflect their understanding of the critical role stockholder engagement plays in governance.

Diversity, Inclusion & Sustainability

We strive to operate our business in a responsible manner, incorporating social responsibility, environmental stewardship and transparent governance throughout our operations. This is consistent with our corporate values of stewardship, accountability, improvement and leadership in everything we do, everywhere we operate around the world. It also aligns with our business objectives to help bring cleaner and more accessible energy to global markets.

Our board of directors oversees our sustainability efforts, related strategic planning and risk management, policies, and procedures. Our Nominating and Corporate Governance Committee has oversight of our sustainability strategy and practices. This Committee receives quarterly updates on ESG activities. At the operating level, ESG responsibility resides with our Chief Executive Officer and is guided by an ESG steering committee comprised of eight functional areas, which includes, among others, our Chief Human Resources Officer, General Counsel and Chief Accounting Officer. In addition, we have ESG working teams who are responsible for implementing strategies in the areas of employee safety, business ethics, corporate social responsibility, greenhouse gas (GHG) emissions, air quality and regulatory reporting to the Securities and Exchange Commission.

Since the Company completed its initial public offering in April 2022, we have been establishing the foundation of a formal ESG program. This has included conducting a materiality assessment (for ESG purposes), completing a GHG emissions inventory that enabled us to estimate Scope 1 and Scope 2 emissions and developing an ESG strategy outlined below:

•	identify and evaluate potential ways to minimize environmental impacts from our operations and assets;

•	support the countries we serve in their efforts to lower greenhouse gas emissions and help them meet Paris Agreement goals;

•	enhance monitoring and reporting of emissions and ecological impacts;

•	develop projects that will increase energy access and help end energy poverty;

•	invest in the social and economic development of the markets we serve;

•	continue to develop our high-performing workforce and maintain a safe work environment;

•	encourage employees to give back to the local communities where they live and work;

•	align compensation with financial performance and stakeholder interests; and

•	commit to the highest standards of business ethics and compliance.

In 2023, we are building upon this work by continuing to develop our greenhouse gas (GHG) inventory, initiating development of controls for annual emissions measurement and reporting, further developing our ESG strategy to integrate it throughout our operations, and publishing our first sustainability report.

Diversity and Inclusion

We desire a workforce that reflects the diverse, global markets that we serve. To this end, we champion diversity, equity and inclusion (“DEI”) in the workplace, maintaining an equal opportunity policy that prohibits discrimination in any form. This work is coordinated by our DEI Council whose members represent every geographic office and functional business area of the Company. The Council works closely with our human resources department and senior management so that DEI initiatives support our recruitment, engagement, and retention efforts. We are proud that in a traditionally male-dominated industry, women represent approximately 40% of our onshore workforce and approximately one-third of our vice presidents. We are committed to further diversifying our workforce in the future and seeking ways to continue promoting an inclusive culture that welcomes all ideas, topics and perspectives.

Environment, Health & Safety

Our Safety, Health, and Environmental Quality (SHEQ) function is responsible for maintaining the safety of all our employees, operations and assets as well as compliance with all applicable laws and regulations related to our environmental impact. We have a Health, Safety and Environmental Quality Policy, which is independently certified under the International Safety Management Code, an international standard for the safe management and operation of ships. The policy was created to be compliant with the requirements and guidance provided by the ISO 45001 standard. In addition, we have a full cadre of training programs and tools tailored to both onshore and fleet personnel and positions. Safety performance is measured, monitored and audited on a regular basis.

Corporate Social Responsibility

We are invested in the communities and markets in which we operate. Our efforts to help improve the quality of life and resilience of these communities are focused on education, health and local economic development.

Examples include contributing to the funding of new outreach programs for a YMCA in the Houston area, hosting a tree planting event in Bangladesh to raise awareness of coastal and environmental concerns, and supporting humanitarian relief efforts in the aftermath of severe flooding in Brazil.

Communications with Directors

Stockholders and other interested parties who wish to communicate with our board, the chairperson of the board, the independent directors as a group, or any individual director may do so by sending an email to corporatesecretary@excelerateenergy.com or in writing, c/o our Executive Vice President, General Counsel & Secretary at 2445 Technology Forest Blvd., Level 6, The Woodlands, Texas 77381. Communications we receive that relate to accounting, internal accounting controls, auditing matters or securities law matters will be referred to the Audit Committee unless the communication is directed otherwise. You may communicate anonymously and/or confidentially. Each communication will be reviewed to determine whether it is appropriate for presentation to our board or the applicable director(s). The purpose of this screening is to allow our board (or the applicable individual director(s)) to avoid having to consider irrelevant or inappropriate communications (such as advertisements, solicitations, product inquiries or any offensive or otherwise inappropriate materials).

Code of Conduct and Ethics

Our board adopted a Code of Conduct and Ethics (the “Code”) relating to the conduct of our business by all of our employees, executive officers (including our principal executive officers, principal financial officer and principal accounting officer (or persons performing similar functions)), and directors. This Code satisfies the requirement that we have a “code of conduct” under the NYSE and SEC rules and is available on our website at https://excelerateenergy.com/our-values/. To the extent required under the listing rules and SEC rules, we intend to disclose future amendments to certain provisions of this Code, or waivers of such provisions, applicable to any of our executive officers or directors, on our website identified above.

Corporate Governance Guidelines

Our board also adopted principles of corporate governance to formalize its governance practices, serve as a flexible framework within which our board of directors and its committees operate. These guidelines cover a number of areas, including the role of our board of directors, board composition and leadership structure, director independence, director selection, qualification and election, director compensation, executive sessions, chief executive officer evaluation, succession planning, annual board assessments, board committees, director orientation and continuing education, board communications with stockholders, and others. A copy of our corporate governance guidelines is posted on our website at https://ir.excelerateenergy.com/governance/governance-documents/.

Compensation Committee Interlocks and Insider Participation

Ms. Burke, Mr. Kleemeier and Mr. Waldo were members of our Compensation Committee during fiscal 2022. None of our executive officers currently serves, or has served during the last completed fiscal year, as a member of the board of directors or compensation committee (or other committee performing equivalent functions) of any other entity that has one or more executive officers serving on our board of directors or compensation committee.

Prohibitions and Restrictions on Hedging and Pledging Transactions

Our Insider Trading Policy prohibits our directors, officers and employees and members of their immediate families and households and their controlled entities (i.e., corporations or other business entities controlled or managed by any such person, and trusts or other entities for which any such person is the trustee or in which any such person has a beneficial pecuniary interest) from (i) engaging in speculative transactions (including short sales and puts or calls), (ii) hedging Company securities (including through the purchase of financial instruments such as prepaid variable forward contracts, equity swaps, collars, and exchange funds), and (iii) pledging Company securities as collateral for a loan or holding Company securities in a margin account.

2022 Director Compensation

Mr. Kobos as well as Henry G. Kleemeier, Don P. Millican, and Robert A. Waldo, who are the directors affiliated with Kaiser, our controlling stockholder, do not receive additional compensation for their services on our board of directors. Our compensation program for independent, unaffiliated directors is comprised of the following elements.

•	an annual cash retainer of $60,000, payable quarterly in arrears or which directors may elect to defer payment of under our Excelerate Energy Deferred Compensation Plan;

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an annual equity retainer in the form of restricted stock units that vests on the one-year anniversary of the date of grant with a grant date value of $125,000, which directors may elect to defer settlement of under our Excelerate Energy Deferred Compensation Plan; and

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additional annual cash retainers of $20,000, $15,000, and $12,000, respectively, for serving as the chairperson of the Audit Committee, Compensation Committee, or Nominating and Corporate Governance Committee.

In addition, in conjunction with each of our independent directors’ appointments to the board, each was granted an initial, additional one-time award of restricted stock units with a grant date value of $125,000 that vests over a three-year period, subject to such director’s continued service.

Each director also receives reimbursement for reasonable travel and miscellaneous expenses incurred in attending meetings and activities of our board of directors and its committees.

Set forth below are details on the 2022 compensation earned or granted to each of our 2022 independent, unaffiliated directors.

Name(1)	Fees earned or paid in cash (2) ($)	Stock awards ($)(3)	Total ($)
Carolyn J. Burke	56,250	250,000	306,250
Deborah L. Byers	41,206	221,575	262,781
Paul T. Hanrahan	54,000	250,000	304,000

(1)

Ms. Burke and Mr. Hanrahan joined our board of directors in connection with our initial public offering (“IPO”). Ms. Byers was appointed to our board in July 2022 and therefore her annual cash retainer and annual equity retainer were prorated.

(2)	Includes cash fees deferred at the election of directors under the Excelerate Energy Deferred Compensation Plan.

(3)	As of December 31, 2022, each of Ms. Burke and Mr. Hanrahan held 10,416 unvested restricted stock units. As of such date, Ms. Byers held a total of 10,798 unvested restricted stock units.

PROPOSAL 1—ELECTION OF DIRECTORS

Our Nominating and Corporate Governance Committee has recommended, and our board has approved, Carolyn J. Burke, Deborah L. Byers, Paul T. Hanrahan, Henry G. Kleemeier, Steven M. Kobos, Don P. Millican, and Robert A. Waldo as nominees for election as directors at the Annual Meeting. If elected at the Annual Meeting, each nominee will serve until the 2024 Annual Meeting of Stockholders and until his or her successor has been duly elected and qualified, or, if sooner, until his or her earlier death, resignation, retirement, disqualification or removal. Information concerning these nominees and other continuing directors appears under “—Composition of the Board of Directors” above. We have no reason to believe that any of the nominees will be unavailable or, if elected, will decline to serve. If any nominee becomes unable or unwilling to stand for election as a director, proxies will be voted for any substitute as designated by our board, or alternatively, our board may leave a vacancy on our board or reduce the size of our board.

Each director is elected by a plurality of the votes cast. “Plurality” means that the seven nominees who receive the largest number of votes cast “For” such nominees are elected as directors. Stockholders may vote “For All,” “Withhold All,” or “For All Except” with respect to the nominees named in this Proposal 1. Any shares voted “Withhold All” and broker non-votes are not considered votes cast for the foregoing purpose and will have no effect on the outcome of the election.

FOR ALL	OUR BOARD, UPON RECOMMENDATION OF OUR NOMINATING AND CORPORATE GOVERNANCE COMMITTEE, UNANIMOUSLY RECOMMENDS A VOTE “FOR ALL” OF THE DIRECTOR NOMINEES NAMED ABOVE.

EXECUTIVE OFFICERS

The following individuals constitute our executive officers:

Name	Age*	Position
Steven M. Kobos	58	President, Chief Executive Officer and Director
Dana A. Armstrong	51	Executive Vice President and Chief Financial Officer
David A. Liner	50	Executive Vice President and Chief Operating Officer
Daniel H. Bustos	51	Executive Vice President and Chief Commercial Officer
Alisa Newman Hood	48	Executive Vice President, General Counsel and Secretary
Amy Thompson Broussard	46	Executive Vice President and Chief Human Resources Officer
Michael A. Bent	56	Vice President, Controller and Chief Accounting Officer

*	As of the proxy filing date.

The biography of Mr. Kobos appears above under “—Composition of our Board of Directors.” Biographies of the remaining executive officers appear below:

Dana A. Armstrong has served as Executive Vice President and Chief Financial Officer of EELP since April 2020 and Executive Vice President and Chief Financial Officer of Excelerate since September 2021. Ms. Armstrong has over 25 years of experience leading both public and private multinational companies within the energy and biotechnology industries. Prior to joining EELP, between September 2015 and April 2020, Ms. Armstrong served as the Senior Vice President and Chief Financial Officer of Scientific Drilling International, a leading energy services provider and manufacturer. Before joining Scientific Drilling, between 2007 and 2015, Ms. Armstrong worked at ION Geophysical, a global provider of technology-driven geophysical solutions, where, between 2012 and 2015, she served as the Vice President and Treasurer. Prior to that, Ms. Armstrong served in various senior financial leadership roles at Thermo Fisher Scientific, a world leader in serving science. Ms. Armstrong earned a bachelor’s degree in accounting and a master’s degree in business administration from the University of Houston. She is also a licensed C.P.A.

David A. Liner has served as Executive Vice President and Chief Operating Officer of Excelerate since January 2023. Previously, Mr. Liner served as Vice President of Operations and Maintenance of the Company from August 2021 through December 2022. Prior to joining the Company, Mr. Liner served in various leadership roles over his 20-year career at SeaRiver Maritime, Inc., a U.S. marine transportation company and wholly owned subsidiary of ExxonMobil. These roles included the Americas Freight Trading Manager (2021), Americas Crude & Feedstocks Manager (2020), Planning & Strategy Manager (2018-2020), and the Chief Commercial and Planning Officer for Qatar Gas Transport Company Ltd. (Nakilat) as a secondee from ExxonMobil (2015-2018). Mr. Liner also served in various roles for SeaRiver Maritime Inc. and ExxonMobil Development Company from 2001-2015, as an engineer for BMT Designs & Planners, Inc. from 2000-2001, and as an engineer for the American Bureau of Shipping from 1996-2000. Mr. Liner holds a bachelor’s degree in Ocean Engineering from the Florida Institute of Technology.

Daniel H. Bustos has served as Executive Vice President and Chief Commercial Officer of EELP since September 2013 and Executive Vice President and Chief Commercial Officer of Excelerate since September 2021. He formerly served as the Senior Vice President of Project Origination for EELP. Prior to joining EELP in October 2009, Mr. Bustos worked for Spanish energy company Repsol in various positions for both E&P and downstream businesses in Latin America between 1997 and 2009. Mr. Bustos earned a nuclear engineering degree from Instituto Balseiro (Argentina) and a master’s degree in nuclear engineering and a master’s degree in corporate finance from Universidad del CEMA (Argentina).

Alisa Newman Hood has served as Executive Vice President, General Counsel and Secretary of EELP since January 2021. Ms. Newman Hood has served as Executive Vice President, General Counsel and Secretary of Excelerate since September 2021. She formerly served as a Senior Vice President of EELP (on secondment from Frederic Dorwart, Lawyers PLLC, where she was employed as an attorney between May 2019 and December 2020)

between May 2019 and December 2020. Previously, Ms. Newman Hood served as General Counsel at ARTIC, a Qatari real estate holding company, between September 2017 and April 2019; Akfel Commodities, the largest private importer of natural gas in Turkey, between August 2016 and September 2017; and Aluminium Bahrain B.S.C., traded on the London Stock Exchange and one of the world’s largest aluminium smelters, between December 2009 and October 2012. From 2012 to 2016, Ms. Newman Hood served as Senior Advisor to the U.S. Special Envoy for International Energy Affairs at the State Department. She began her legal career in the project finance and energy practice at White & Case LLP in New York and Washington. Ms. Newman Hood earned a bachelor’s degree from Brown University and a Juris Doctorate from Georgetown University Law Center, where she has been on the adjunct faculty teaching oil and gas law since 2007.

Amy Thompson Broussard has served as Executive Vice President and Chief Human Resources Officer of EELP since December 2020. Ms. Thompson has served as Executive Vice President and Chief Human Resources Officer of Excelerate since September 2021. Prior to joining EELP between May 2018 and September 2020, Ms. Thompson served as the Senior Vice President and Chief Human Resources Officer of Apergy Corporation, a leading oil and gas technology and services company, and was responsible for establishing the company’s human resources function, talent management processes, and executive compensation programs. Before that, between 2014 and 2018, Ms. Thompson served as Segment HR Vice President for Dover Energy, a segment of Dover Corporation, a diversified global manufacturer. Prior to that, between 1998 and 2014, she held various human resources roles within Baker Hughes, an international industrial service company and one of the world’s largest oil field services companies, and she served as a Human Resources Advisor for Oxy Oil and Gas, a hydrocarbon exploration company. Ms. Thompson earned a bachelor’s degree from Louisiana State University and a master’s degree in business administration from the University of Dallas.

Michael A. Bent has served as Vice President, Controller of EELP since May 2021 and Vice President, Controller of Excelerate since September 2021 and was appointed Chief Accounting Officer of Excelerate in January 2022. Prior to joining EELP, Mr. Bent served in various leadership positions at Exterran Corporation, a global systems and process company offering solutions in oil, gas, water and power markets, including as its Vice President Accounting, Tax and Treasurer, responsible for the company’s accounting function, from September 2019 to April 2021, its Vice President Tax and Treasurer from March 2017 to September 2019, and its Vice President Finance and Treasurer from November 2015 to March 2017. Mr. Bent joined Exterran Corporation’s predecessor Exterran Holdings, Inc. (now Archrock Inc. and previously Hanover Compressor Company) in 2001 and served in various accounting and finance roles at the company. Prior to joining Exterran, Mr. Bent served as Alpha Technologies Group’s Corporate Controller. He began his career in public accounting at Pannell Kerr Foster of Texas. He earned a bachelor’s degree in accounting and finance from Loyola University, New Orleans, and is a licensed C.P.A.

COMPENSATION DISCUSSION & ANALYSIS

This Compensation Discussion and Analysis (“CD&A”), provides an overview of our executive compensation philosophy, objectives and design and each element of our executive compensation program with regard to the compensation awarded to, earned by, or paid to our named executive officers (“NEOs”) for 2022, as well as certain changes we have made to our executive compensation program since the end of 2022.

Our NEOs for 2022 are:

Steven M. Kobos President & Chief Executive Officer	Dana A. Armstrong Executive Vice President & Chief Financial Officer	Calvin A. Bancroft Former Executive Vice President & Chief Operating Officer (1)	Daniel H. Bustos Executive Vice President & Chief Commercial Officer	Alisa Newman Hood Executive Vice President & General Counsel

(1) Mr. Bancroft currently serves as a Senior Advisor to the Company. He stepped down from his role as Executive Vice President and Chief Operating Officer effective as of December 31, 2022, and is expected to retire from the Company on or about September 30, 2023.

Compensation Philosophy, Objectives & Elements

Our executive compensation program is designed to attract, retain, incentivize, and reward talented leaders with the skills and experience necessary to successfully execute on our business plans and objectives. We further seek to align our executive’s incentives with those of our stockholders and to provide pay levels commensurate with both individual and Company performance.

Our 2022 compensation program for the NEOs was comprised of the following key components:

Pay Element	Key Features	Purpose of Pay Element

Base Salary	Fixed annual cash compensation	Provides market competitive base pay to attract and retain talent

Short-Term Incentive

Annual cash performance-based incentive that may be earned based on the attainment of the following objectives:

•  Adjusted EBITDA;

•  Operating and G&A Expenses;

•  Capital Expenditures;

•  Safety Metrics; and

•  Individual and strategic goals.

Motivates and rewards achievement of near-term objectives designed to position the Company for long-term success

Long-Term Equity	Stock options granted in connection with our IPO with an exercise price at our initial IPO price that vest ratably in equal annual installments over five years from the date of grant

Motivates achievement of long-term growth and aligns executive and stockholder interests as the options only have value to the extent the Company’s share price appreciates; Retains executive over vesting period

Setting Executive Compensation

Many of the features of our 2022 compensation program were established and approved by our board of directors while we were still a private company in early 2022. These decisions were made with input from our Chief Executive Officer with respect to the pay of all other executive officers. The board met in January 2022 to establish annual base salaries and target bonus levels for the NEOs for 2022. The board then met in March 2022 to establish the performance metrics, weightings, and specific objectives for our Short-Term Incentive Plan. In each case, these meetings occurred prior to our IPO.

In connection with the pricing of our IPO, in April 2022 our board approved grants of stock options to eligible employees, including each of the NEOs. Following our IPO, the Compensation Committee of our board of directors assumed oversight of our executive compensation program and administers the program currently.

In connection with our IPO, Excelerate also engaged Korn Ferry to assist with establishing our initial public-company compensation program. As part of that process, Excelerate established a compensation peer group to benchmark pay levels and incentive plan design for top executives. When selecting companies, we focused on companies similar in size, industry, and business model, while also factoring life-cycle stage and sufficiency of compensation disclosures. The 13 peer companies selected as an input for setting 2022 compensation were as follows:

Western Midstream Partners, LP	Genesis Energy, L.P.	Antero Midstream Corporation

Magellan Midstream Partners, L.P.	NuStar Energy L.P.	Alto Ingredients, Inc.

Calumet Specialty Products Partners, L.P.	Equitrans Midstream Corporation	New Fortress Energy Inc.

Renewable Energy Group, Inc.	Adams Resource & Energy, Inc.	REX American Resources Corporation

Green Plains Inc.

In April 2022, the Compensation Committee of our board of directors engaged Meridian Compensation Partners (“Meridian”) as its independent compensation consultant. Meridian advised the Compensation Committee on matters related to executive officer compensation, plan design and regulatory and industry updates as well as provided objective insights on management’s compensation proposals. The Compensation Committee reviewed Meridian’s independence and completed an assessment of any potential conflicts of interest raised by Meridian’s work, and as a result of this review, the Compensation Committee concluded that Meridian is independent and there are no such conflicts of interest.

Elements of Compensation

Base Salary

Each NEO’s base salary is a fixed component of compensation for performing specific job duties and functions and is established at a level commensurate with the NEO’s expertise, experience, and tenure. Set forth below are our NEO’s annual base salary levels for 2021 and 2022. Ms. Armstrong’s salary was increased in recognition of her extraordinary efforts on Excelerate’s successful IPO and to set a stronger competitive salary for her role.

NEO	2021 Annual Base Salary	2022 Annual Base Salary	Year-Over-Year Change
Steven M. Kobos	$900,000	$900,000	No change
Dana A. Armstrong	$359,000	$400,000	11.42%
Calvin A. Bancroft	$400,000	$400,000	No change
Daniel H. Bustos	$656,200	$656,200	No change
Alisa Newman Hood	$455,000	$455,000	No change

In early 2023, the Compensation Committee reviewed base salary levels for all executive officers as part of its annual compensation review process and approved a reduction in each of Mr. Kobos and Mr. Bustos’ annual base salary levels to $850,000 and $590,580 respectively, as part of an effort to more heavily weight their incentive-based and equity-based compensation components.

Short-Term Incentive Plan

For 2022, each NEO received a short-term incentive payment pursuant to our short-term incentive plan (“STIP”) based upon the achievement of annual company and individual performance goals. Each NEO’s target a short-term incentive opportunity was set as a percentage of his or her annual base salary level as follows:

NEO	2022 Target STIP Award (as a % of Base Salary)
Steven M. Kobos	65%(1)
Dana A. Armstrong	65%
Calvin A. Bancroft	43.75%
Daniel H. Bustos	22%
Alisa Newman Hood	65%

(1) In April 2022, Mr. Kobos’ short-term incentive target was increased from 50% to 65% on base salary in conjunction with the completion of the IPO. The change was retroactively effective to January 1, 2022.

In February 2023, the Compensation Committee evaluated the performance of each NEO and our achievement of the following enterprise performance goals:

•	Adjusted EBITDA (weighted 45%)

•	Operating and G&A Expenses (weighted 10%)

•	Capital Expenditures (weighted at 10%)

•	Safety Metrics (weighted at 15%)

Set forth below are the applicable targets for each performance Goal as well as our achieved results:

Performance Goal	Threshold (1)	Target (2)	Maximum (3)	Actual	Achievement (as a % of Target)	Weighted Payout
Adjusted EBITDA (4)	$189.7M	$271.0M	$325.2M	$294.9M	109%	54.9%
Operating and G&A Expenses (5)	$324.0M	$270.0M	$216.0M	$275.3M	98%	9.4%
Capital Expenditures (6)	$23.2M	$19.3M	$17.4M	$19.2M	100%	10.1%
Safety					120%	18%
Lost Time Injury Frequency	N/A	1.25	1	0.29
Total Recordable Case Frequency	N/A	2	1.75	1.16
Unplanned Venting	N/A	0	N/A	0
Spills to Sea	N/A	0	N/A	0
Final Achievement Prior to Individual and Strategic Goals						92.4%

(1)	Threshold achievement results in a 50% payout for each of the Adjusted EBITDA, Operating and G&A Expenses, and Capital Expenditures metrics and a 0% payout for the Safety metric.

(2)	Target achievement results in a 100% payout for each metric.

(3)	Maximum achievement results in a 150% payout for each of the Adjusted EBITDA and Operating and G&A Expense and Safety metrics and a 120% payout for the Capital Expenditure metric.

(4)

Adjusted EBITDA, a non-GAAP measure, is calculated as net income before interest, income taxes, depreciation and amortization, non-cash long-term incentive compensation expense and items such as charges and non-recurring expenses that management does not consider as part of assessing ongoing operating performance. For a reconciliation of net income to Adjusted EBITDA, see Item 7 in our Annual Report on Form 10-K for the year ended December 31, 2022.

(5)	For purposes of the STIP, Operating Expense is calculated as cost of revenue and vessel operating expenses plus selling, general and administrative expenses.

(6)

For purposes of the STIP, Capital Expenditures includes maintenance capital on an accrual basis. In addition, for 2022 the Compensation Committee also adjusted the results for the effect of planned expenses for a dry-dock that was originally planned for 2022, but shifted to 2023.

The Compensation Committee also evaluated each NEO’s achievement of his or her Individual and Strategic Goals (weighted 20%, with a 0% to 150% payout opportunity). The NEO’s achievement for this portion ranged from 120% to 135%. Areas of achievement for 2022 included: advancing the Company’s downstream strategy, establishing and enhancing public-company capabilities, policies and compliance environment, maintaining and advancing operational excellence of the fleet.

In February 2023, the Compensation Committee assessed the performance of our NEOs and the Company as a whole and determined 2022 STIP payouts as follows:

NEO	2022 Annual Base Salary	2022 Target STIP Award (%)	2022 Target STIP Award ($)	2022 STIP Award Payout Percentage (% of Target) (1)	2022 STIP Payout ($)
Steven M. Kobos	$900,000	65%	$585,000	118%	689,130
Dana A. Armstrong	$400,000	65%	$260,000	119%	310,500
Calvin A. Bancroft	$400,000	43.75%	$175,000	116%	203,700
Daniel H. Bustos	$656,200	22%	$144,364	117%	169,500
Alisa Newman Hood	$455,000	65%	$295,750	116%	344,300

(1) Payout percentages have been rounded.

Other Bonuses

In September 2021, in support of retaining key talent leading up to and after successful execution of our IPO, our board implemented retention awards for key leaders in the organization, including each NEO. These awards were cash-based, with 50% payable in October 2022, on the 6-month anniversary of our IPO and the remainder payable in October 2023, in each case subject to the officer’s continued employment through the applicable payment date.

NEO	Total Retention Award
Steven M. Kobos	$136,500
Dana A. Armstrong	$107,700
Calvin A. Bancroft	$120,000 (1)
Daniel H. Bustos	$136,542
Alisa Newman Hood	$136,500

(1) Pursuant to the terms of his Transition Services and Separation Agreement, the second installment of Mr. Bancroft’s retention award became payable on December 31, 2022, in connection with his successful transition of his duties to David Liner, the Company’s current Executive Vice President and Chief Operating Officer.

Long-Term Equity Incentives

In connection with our IPO, the Company adopted the Excelerate Energy, Inc. Long-Term Incentive Plan (the “LTI Plan”) to promote and closely align the interests of the Company’s employees, officers, non-employee directors and other service providers and its stockholders by providing stock-based compensation and other performance-based compensation. The LTI Plan allows for the grant of: stock options, both incentive stock options and “non-qualified” stock options; stock appreciation rights (SARs), alone or in conjunction with other awards; restricted stock and restricted stock units (RSUs); incentive bonuses, which may be paid in cash, stock or a combination thereof; and other stock-based awards. Subject to adjustment in the event of certain transactions or changes of capitalization in accordance with the LTI Plan, 10,750,000 shares of Class A Common Stock were originally reserved for issuance under the LTI Plan. The share pool increases on January 1st of each calendar year by a number of shares equal to 4% of the outstanding shares of Class A Common Stock on the preceding December 31st and on January 1, 2023 an additional 1,050,166 shares of Class A Common stock were added to the LTI Plan share reserve. The LTI Plan is administered by the Compensation Committee.

On April 13, 2022, in connection with our IPO, the board approved the following grants of stock options under the LTI Plan, each of which has an exercise price of $24.00 per share, which was our offering price in the IPO. The stock option awards vest ratably in annual installments over five years from the date of grant and have a ten year term:

NEO	Quantity of Stock Options Granted

Steven M. Kobos	88,889

Dana A. Armstrong	20,000

Calvin A. Bancroft	13,333

Daniel H. Bustos	19,556

Alisa Newman Hood	8,889

Other Compensation Items

Limited Perquisites

In 2022, the Company paid certain rent and utilities costs for a corporate apartment for Mr. Kobos. However, commencing in July 2022 the Company has ceased providing this benefit. In 2022, the Company also paid the cost for the spouse or guest of certain NEOs to attend business functions, including our NYSE bell ringing ceremony in connection with our IPO. The Company did not provide a tax gross-up to offset imputed income realized by the NEOs as a result of this benefit. The Company also pays gym membership fees for certain executive officers. The aggregate cost to the company of these benefits, when the aggregate value of such perquisites and personal benefits is $10,000 or more for the year, is included in the “All Other Compensation” column of the Summary Compensation Table below.

401(k) Plan

Excelerate Energy sponsors a tax-qualified 401(k) plan in which the NEOs and all other eligible US employees may participate. The 401(k) plan provides for company matching contributions equal to 100% of a participant’s contributions up to 3% of their eligible compensation and 50% of a participant’s contributions up to 5% of eligible compensation. Matching contributions provided to our NEOs are reflected in the “All Other Compensation” column of the 2022 Summary Compensation Table below.

Deferred Compensation Plan

Excelerate Energy sponsors and maintains the Excelerate Energy Deferred Compensation Plan (the “NQDC Plan”), a non-qualified deferred compensation plan under which our independent directors and certain highly compensated employees, including each of the NEOs is permitted to elect to defer the receipt of certain compensation until a separation from service or other designated future payment date. Amounts deferred under the plan accrue deemed earnings based on the returns of a menu of designated investment funds. For additional information on this plan, including 2022 contributions thereto, see “Nonqualified Deferred Compensation Plan” below.

Of our NEOs, only Mr. Bancroft and Mr. Bustos participated in the NQDC Plan in 2022. Mr. Bancroft received employer contributions of $50,000 in 2021 and $75,000 in 2022 to such plan. Mr. Bancroft will receive a final employer contribution to the NQDC Plan of $50,000 in June 2023.

Employment Agreements

We are not party to any employment agreement with our NEOs although certain officers have entered into offer letters that established their initial compensation levels.

Bancroft Transition & Separation Agreement

In connection with Mr. Bancroft’s transition to a Senior Advisor role on December 31, 2022, and his anticipated retirement on September 30, 2023, Mr. Bancroft and the Company entered into a Transition Services and Separation Agreement (the “Bancroft Agreement”) on November 8, 2022. Among other things, the Bancroft Agreement: (i) provided that Mr. Bancroft would earn the remaining $60,000 installment of the retention bonus granted to him in September of 2021, on December 31, 2022, in connection with his successful transition of his duties to his successor; (ii) provides for a lump sum $175,000 payment in lieu of the remaining NQDC Plan contributions described above under “Deferred Compensation Plan” above, within 30 days following his separation date; (iii) provides for a cash transition bonus in an aggregate amount of $150,000, payable in equal $75,000 installments on each of January 2, 2023 and Mr. Bancroft’s separation date; and (iv) subsidized COBRA premiums under the Company’s medical, dental and vision plans through September 30, 2024. The Bancroft Agreement also includes a release of claims and customary post-termination restrictive covenants.

2023 Compensation Program Changes

Compensation Peer Group

In August 2022, with assistance from Meridian, the Compensation Committee reviewed and approved a peer group used to assess both competitive executive pay levels and incentive plan designs. While there are challenges developing a peer group based solely on our part of the industry, the selected peer group consists of 20 comparably-sized companies that provide a perspective across multiple segments of the energy industry, including storage and transportation, refining and marketing, equipment and services, and marine transport. We aimed to include companies with meaningful international business exposure, including a focus on offshore operations. Based on the review, the Committee approved the following compensation peer group that will be used to inform 2023 officer compensation decisions:

EnLink Midstream, LLC	Genesis Energy, L.P.	Oil States International, Inc.

Crestwood Equity Partners LP	New Fortress Energy Inc.	Helix Energy Solutions Group, Inc.

Renewable Energy Group, Inc.	Oceaneering International, Inc.	International Seaways, Inc.

Green Plains Inc.	Chart Industries, Inc.	Tidewater Inc.

Western Midstream Partners, LP	NuStar Energy L.P.	Genco Shipping & Trading Limited

Magellan Midstream Partners, L.P.	Equitrans Midstream Corporation	Kirby Corporation

Dorian LPG Ltd.	DT Midstream, Inc.

Excelerate is positioned near the median of the peer group in terms of revenue and market capitalization.

The Compensation Committee then reviewed pay data compiled by Meridian for this peer group when setting 2023 total target compensation levels for our executive officers, including the NEOs, in early 2023. Although the Compensation Committee considers this benchmarking data in setting pay levels and generally reviews pay at the 50th to 75th percentile for each position, with the goal to gradually move newer officers into the target pay range, it retains discretion to pay above or below such level after considering the executive’s role, experience, responsibilities, performance and retention needs.

Long-Term Incentive Program Changes

As part of our transition to a more typical public company compensation program, our Compensation Committee recommended and our board approved the grant of restricted stock units (50%) and performance stock units (50%) to our NEOs for 2023. Such restricted stock units will vest annually over three years from the date of grant and from 0% to 200% of the target performance stock units granted will vest based on our relative total shareholder return over a three-year performance period (weighted 50%) and our EBITDA achievement over each year of the three year vesting period (weighted 50%).

Short-Term Incentive Plan Changes

We also revised the 2023 STIP to increase the maximum payout opportunity from 120% to 150% (depending on metric) to 200% of the target bonus opportunity for each metric, in line with prevalent practices among our peers. We also removed the Capital Expenditures metric from the core financial performance goals and revised the weighting of each other metric as follows: Adjusted EBITDA (weighted 50%); Operating and G&A Expenses (weighted 15%); Safety Metrics (weighted at 15%); and Individual and strategic goals (weighted 20%). Capital expenditure performance targets continue to be reflected in the individual and strategic goals component for individuals within the operations organization.

Other Compensation Matters

Hedging and Pledging Policies

Our Insider Trading Policy prohibits our directors, officers and employees and members of their immediate families and households and their controlled entities (i.e., corporations or other business entities controlled or managed by any such person, and trusts or other entities for which any such person is the trustee or in which any such person has a beneficial pecuniary interest) from (i) engaging in speculative transactions (including short sales and puts or calls), (ii) hedging Company securities (including through the purchase of financial instruments such as prepaid variable forward contracts, equity swaps, collars, and exchange funds), and (iii) pledging Company securities as collateral for a loan or holding Company securities in a margin account.

Clawback And Forfeiture Policy

We are committed to conducting business with integrity in accordance with high ethical standards and in compliance with applicable laws, rules, and regulations, including those applicable to the accuracy of the Company’s publicly reported financial information. In August 2022, the Compensation Committee adopted our Clawback and Forfeiture Policy. The policy applies to all cash and stock based compensation paid, granted, earned, vested, or otherwise awarded to current or former executive officers. The clawback or forfeiture of compensation will apply if the Company is required to restate its financial statements due to material non-compliance with any financial reporting requirements and the Compensation Committee determines that incentive compensation would have been lower under the restated financial results or if the executive officer has engaged in egregious conduct that is substantially detrimental to the Company. The Compensation Committee intends to update the Clawback and Forfeiture Policy to comply with Exchange Act Rule 10D-1 and applicable NYSE listing standards issued thereunder.

Stock Ownership Guidelines

We believe in aligning the interests of the Company’s leaders with those of the Company’s stockholders. To promote this alignment and the Company’s commitment to sound corporate governance, the board adopted a Stock Ownership and Retention Policy in November 2022. The policy applies to each independent member of the board and to each of our executive officers, who are subject to the following ownership guidelines:

Position	Ownership Level

Independent Directors	5x annual cash retainer

Chief Executive Officer	5x annual base salary

Chief Financial Officer	3x annual base salary

Other Executive Officers	2x annual base salary

Shares of common stock owned directly, owned by a spouse, minor child, any other immediate family member residing in the same household or held in a trust for the benefit of any such individual, and shares underlying all outstanding Company equity awards (whether vested or unvested) other than unexercised stock options and any unearned performance-based stock awards are counted as owned under the policy:

Participants have five years from the later of (i) November 7, 2022 and (ii) the date of appointment to their position to comply with the minimum ownership requirement. Once the individual’s level of share ownership satisfies the applicable minimum ownership requirement, retention of such share ownership level must be maintained for as long as the individual is subject to the policy.

Risk Assessment

The Compensation Committee has reviewed our compensation programs, in consultation with its independent consultant, and has determined that our executive and non-executive compensation programs do not encourage excessive or unnecessary risk taking, and any risk inherent in our compensation programs is unlikely to have a material adverse effect on us.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis included herein with management, and based on the review and discussions, the Compensation Committee recommended to the board that the Compensation Discussion and Analysis be included in this Proxy Statement.

Compensation Committee

Carolyn J. Burke

Henry G. Kleemeier

Robert A. Waldo

EXECUTIVE COMPENSATION TABLES

Summary Compensation Table

The table below sets forth the annual compensation earned by or granted to the NEOs during the fiscal years ended December 31, 2022, December 31, 2021 and December 31, 2020. Ms. Newman Hood was not an NEO for 2020 and Ms. Armstrong and Mr. Bancroft were not NEOs for 2020 or 2021.

Name and Principal Position	Year	Salary ($)	Bonus ($)(2)	Option Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)(4)	All Other Compensation ($)(5)	Total ($)

Steven M. Kobos	2022	900,000	68,250	1,200,002	689,130	42,806	2,900,188

President and Chief Executive Officer	2021	900,000	—	—	463,500	71,687	1,435,187

	2020	900,000	—	—	400,000	82,026	1,382,026

Dana A. Armstrong	2022	400,000	53,850	270,000	310,500	12,890	1,047,240

EVP & Chief Financial Officer

Calvin A. Bancroft	2022	400,000	120,000	179,996	203,700	85,926	989,621

Former & Chief Operating Officer(1)

Daniel H. Bustos	2022	656,200	148,271	264,006	169,500	12,890	1,250,867

EVP & Chief Commercial Officer	2021	656,200	180,000		153,400	14,354	1,003,954

	2020	656,258	110,000		217,000	11,850	995,108

Alisa Newman Hood	2022	455,000	68,250	120,002	344,300	9,200	996,752

EVP & General Counsel	2021	437,500	300,000		310,500	494	1,048,494

(1)

Mr. Bancroft currently serves as a Senior Advisor to the Company. He stepped down from his role of Executive Vice President and Chief Operating Officer effective as of December 31, 2022, and is expected to retire from the Company on or about September 30, 2023.

(2)

Amounts for 2022 include the first installment of each NEO’s cash retention award, which was paid in October 2022 with the second installment generally payable in October 2023, as described further under “Other Bonuses” in the Compensation Discussion and Analysis. For Mr. Bancroft, the second installment of his cash retention award is also included as such was earned on December 31, 2022 pursuant to the terms of his Transition Services and Separation Agreement. Amounts for Mr. Bustos for each year also include payments of a retention bonus granted in March 2020 in an aggregate amount of $320,000, paid in equal annual $80,000 installments in 2020, 2021, 2022 and 2023. In addition, for each of 2021 and 2020, amounts for Mr. Bustos include a discretionary bonus of $100,000 and $30,000, respectively, in addition to the payout earned under the STIP and for 2021, amounts for Ms. Newman Hood include a guaranteed bonus paid in connection with her commencement of employment in accordance with the terms of her offer letter.

(3)

Amounts in this column reflect the grant date fair value of awards of stock options computed in accordance with Financial Accounting Standards Board ASC Topic 718. See note 17 in the notes to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2022 for additional information on the assumptions used in these valuations.

(4)	Amounts in this column reflect amounts earned under our STIP for the applicable year. Such amounts are paid early the following year.

(5)	Individual breakdowns of amounts included in “All Other Compensation” for the fiscal year ended December 31, 2022 are as follows:

Name	Company Contributions to 401(k) Plan ($)	Company Contributions to NQDC Plan ($)	Life & AD&D Premiums ($)	Corporate Housing ($)	Spousal Travel ($)	Total All Other Compensation ($)

Steven M. Kobos	12,200	—	1,290	26,371	2,945	42,806

Dana A. Armstrong	12,200	—	690	—	—	12,890

Calvin A. Bancroft	4,746	75,000	6,180	—	—	85,926

Daniel H. Bustos	12,200	—	690	—	—	12,890

Alisa Newman Hood	8,750	—	450	—	—	9,200

Grants of Plan-Based Awards

The following table sets forth information with respect to (1) the short term incentive opportunities provided to each NEO for 2022 under the STIP and (2) the stock option awards granted to each NEO under our LTI Plan.

Name	Grant Date		Estimated Future Payments under Non-Equity Incentive Plan Awards(1)			All Other Option Awards: Number of Securities Underlying Options(2)	Grant Date Fair Value of Stock and Option Awards ($)
		Award Type	Threshold ($)	Target ($)	Maximum ($)

Steven M. Kobos	N/A	STIP	190,125	585,000	859,950

	4/13/2022	NQSO				88,889	1,200,002

Dana A. Armstrong	N/A	STIP	84,500	260,000	382,200

	4/13/2022	NQSO				20,000	270,000

Calvin A. Bancroft	N/A	STIP	56,875	175,000	257,250

	4/13/2022	NQSO				13,333	179,996

Daniel H. Bustos	N/A	STIP	46,918	144,364	212,215

	4/13/2022	NQSO				19,556	264,006

Alisa Newman Hood	N/A	STIP	96,119	295,750	434,753

	4/13/2022	NQSO				8,889	120,002

(1)

Reflects threshold, target and maximum 2022 opportunities under our STIP. For the 2022 STIP awards actually paid, see the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table above.

(2)	Reflects stock option awards granted to each NEO in connection with our IPO. Each award vests in annual installments over a period of five years from the grant date.

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth information concerning outstanding option awards held by each of our NEOs as of December 31, 2022. As of such date, none of our NEOs held any stock awards.

Name	Option Awards
	Number of Securities Underlying Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexerciseable (1)	Option Exercise Price ($)	Option Expiration Date

Steven M. Kobos	—	88,889	$24.00	4/13/2032

Dana A. Armstrong	—	20,000	$24.00	4/13/2032

Calvin A. Bancroft	—	13,333	$24.00	4/13/2032

Daniel H. Bustos	—	19,556	$24.00	4/13/2032

Alisa Newman Hood	—	8,889	$24.00	4/13/2032

(1)	Each stock option vests in annual installments over a period of five years from April 13, 2022.

Option Exercises and Stock Vested

None of our NEOs exercised any stock options or vested in any stock awards during 2022.

Nonqualified Deferred Compensation Plan

Excelerate Energy sponsors and maintains the Excelerate Energy Deferred Compensation Plan (the “NQDC Plan”), a non-qualified deferred compensation plan under which our directors and certain highly compensated employees, including each of the NEOs is permitted to elect to defer the receipt of certain compensation until a separation from service or other designated future payment date. As described above, Mr. Bancroft is also entitled to annual Company contributions to the NQDC Plan pursuant to an arrangement entered into with him in 2021.

Deferred compensation is credited with deemed earnings based on the returns of certain investment fund options from which plan participants may select. Participants may elect to receive a distribution of their NQDC Plan balance in a single lump sum or in five annual installments upon separation from service. Accelerated distributions may also be provided upon becoming disabled, a severe unforeseeable emergency, or a change in control event. All NQDC Plan contributions are fully vested at all times. Participation elections are made voluntarily on an annual basis.

The Excelerate Energy, Inc. LTI Plan also permits eligible participants to elect the deferred receipt of full-value stock awards, which none of our NEOs received in 2022.

The following table shows the contributions, earnings, and account balances for the participating NEOs under the NQDC Plan. For 2022, only Mr. Bancroft and Mr. Bustos participated in the NQDC Plan.

Name	Executive contributions in last FY ($) (1)	Registrant contributions in last FY ($) (2)	Aggregate earnings in last FY ($)	Aggregate withdrawals/ distributions ($)	Aggregate balance at last FYE ($)

Calvin A. Bancroft	54,000	75,000	(8,664)	0	180,716

Daniel H. Bustos	407,439	0	511	0	407,950

(1)	These amounts are also reflected in the “Salary,” “Bonus” and “Non-Equity Incentive Plan Compensation” columns of the Summary Compensation Table above.

(2)	This amount is also reflected in the “All Other Compensation” column of the Summary Compensation Table Above.

Potential Payments Upon Termination or a Change in Control

On April 13, 2022, our board of directors adopted the Excelerate Energy, Inc. Executive Severance Plan and the Excelerate Energy, Inc. Change in Control Severance Plan, each of which provide for certain payments and benefits to the Company’s executive officers, including each of the NEOs, in the event of a termination of employment both outside the context of a change in control and within 24 months following a change in control of the Company. The plans provide that upon a termination of employment by the Company other than for cause, death or disability, a participant will be entitled to receive the following payments and benefits, subject to the execution and delivery of a separation agreement containing, among other provisions, an effective release of claims in favor of the Company:

•

a lump sum cash severance payment equal to a specified multiple of the executive’s base salary and target annual STIP award (under the executive severance plan, this is 2.0X for Mr. Kobos and 1.5X for the other NEOs, and under the change in control severance plan, this increases to 2.99X and 2.0X, respectively);

•	a pro rata target STIP award payment for the year of termination;

•

continued coverage (or a cash payment in lieu of such continued coverage) for the participant and his or her covered eligible dependents to continue medical, dental and vision coverage for 24 months for Mr. Kobos and 18 months for the other NEOs (increasing to 30 months and 24 months, respectively, under the change in control severance plan); and

•	certain outplacement services, up to a maximum company cost of $10,000.

In addition to our severance plans, under the terms of our stock option awards, upon an NEO’s termination of employment without cause or resignation for good reason within 24 months following a change in control, or upon an NEO’s death or termination of employment by reason of disability, all unvested options fully accelerate and remain exercisable for a period of 12 months (or until the earlier expiration of the term of such option).

The following table summarizes the payments and benefits that each NEO would have been eligible to receive upon his or her termination of employment under the various circumstances described below as of December 31, 2022.

Name	Death or Disability	Termination without Cause or Resignation for Good Reason Not in Connection with a Change in Control	Termination without Cause or Resignation for Good Reason in Connection with a Change in Control

Steven M. Kobos

Cash Severance	—	$2,970,000	$4,440,150

Benefits Continuation	—	$56,842	$71,052

Outplacement Benefits	—	$10,000	$10,000

Accelerated Vesting of Options (1)	$93,333	—	$93,333

Total	$93,333	$3,036,842	$4,614,536

Dana A. Armstrong

Cash Severance	—	$990,000	$1,320,000

Benefits Continuation	—	$42,631	$56,842

Outplacement Benefits	—	$10,000	$10,000

Accelerated Vesting of Options (1)	$21,000	—	$21,000

Total	$21,000	$1,042,631	$1,407,842

Calvin A. Bancroft

Cash Severance	—	$862,500	$1,150,000

Benefits Continuation	—	$42,502	$56,670

Outplacement Benefits	—	$10,000	$10,000

Accelerated Vesting of Options (1)	$14,000	—	$14,000

Total	$14,000	$915,002	$1,230,669

Daniel H. Bustos

Cash Severance	—	$1,200,846	$1,601,128

Benefits Continuation	—	$42,631	$56,842

Outplacement Benefits	—	$10,000	$10,000

Accelerated Vesting of Options (1)	$20,534	—	$20,534

Total	$20,534	$1,253,477	$1,688,504

Alisa Newman Hood

Cash Severance	—	$1,126,125	$1,501,500

Benefits Continuation	—	$2,218	$2,957

Outplacement Benefits	—	$10,000	$10,000

Accelerated Vesting of Options (1)	$9,333	—	$9,333

Total	$9,333	$1,138,343	$1,523,790

(1)

The value of option acceleration is calculated based on the difference between the $25.05 closing price per share of our Class A common stock on December 30, 2022, the last trading day of fiscal 2022, and the option exercise price.

EQUITY COMPENSATION PLAN INFORMATION

The following table sets forth information regarding outstanding equity awards and shares remaining available for grant under the Excelerate Energy, Inc. Long-Term Incentive Plan, which is our only outstanding equity compensation plan, as of December 31, 2022.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted- average exercise price of outstanding options, warrants and rights(2) (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)

Equity Compensation Plans Approved by Security Holders	360,777	$24.00	10,389,223

Equity Compensation Plans Not Approved by Security Holders(1)	—	—	—

Total	360,777		10,389,223

(1)	We maintain no equity compensation plans that have not been approved by stockholders.
(2)	Reflects the weighted average exercise price of outstanding stock options only. Restricted stock units do not have an exercise price.

PAY VERSUS PERFORMANCE
As required by Section 953(a) of the Dodd-Frank Wall Street Reform
an
d Consumer Protection Act, and Item 402(v) of Regulation
S-K,
we
are providing the following information about the relationship between executive compensation actually paid and certain financial performance of the Company. For further information concerning the Company’s pay for performance philosophy and how the Company’s aligns executive compensation with the Company’s performance, refer to “Executive Compensation – Compensation Discussion and Analysis” above.

Year	Summary Compensation Table Total for PEO	Compensation Actually Paid to PEO (1)	Average Summary Compensation Table Total for Non-PEO NEOs (2)	Average Compensation Actually Paid to Non-PEO NEOs (3)	Value of Initial Fixed $100 Investment Based On:		Net Income (In thousands) (6)	Adjusted EBITDA (In thousands) (7)
					Cumulative Total Shareholder Return (4)	Peer Group Cumulative Total Shareholder Return (5)
2022	$2,900,188	$2,901,965	$1,071,120	$1,071,429	$104.57	$114.11	$79,996	$294,864

(1)
The amount reported represents the amount of “compensation actually paid,” as computed in accordance with SEC rules. The amount does not reflect the actual amount of compensation earned by or paid during 2022. In accordance with SEC rules, the following adjustments were made to total compensation to determine the compensation actually paid:

Reported Summary Compensation Table Total for PEO	Reported Value of Option Awards	Equity Award Adjustments (a)	Compensation Actually Paid to PEO

$2,900,188	($1,200,002)	$1,201,779	$2,901,965

(a)
The equity award adjustments include the addition of the
year-end
fair value of option awards granted in 2022 that were outstanding and unvested as of the end of the year. The year-end
Black-Scholes value per option was $13.52. The valuation assumptions used to calculate fair values were as follows: expected life – 5.8 years, expected volatility – 54.65%, risk-free rate – 3.98%, and dividend yield – 0.40%.

(2)	This amount represents the average of the amounts reported for Ms. Armstrong, Mr. Bancroft, Mr. Bustos and Ms. Newman Hood in the “Total” column of the Summary Compensation Table above.

(3)
The amount reported represents the average amount of “compensation actually paid” to the NEOs as a group (excluding our chief executive officer), as computed in accordance with SEC rules. The amount does not reflect the actual average amount of compensation earned by or paid to the NEOs as a group (excluding our chief executive officer) during 2022. In accordance with the SEC rules, the following adjustments were made to average total compensation for the NEOs as a group (excluding our chief executive officer) to determine the compensation actually paid, using the same methodology described above in Note 1:

Reported Average Summary Compensation Table Total for Non-PEO NEOs	Average Reported Value of Option Awards	Average Equity Award Adjustments (a)	Average Compensation Actually Paid to Non-PEO NEOs

$1,071,120	($208,501)	$208,810	$1,071,429

(4)
Cumulative TSR is calculated by dividing the sum of the cumulative amount of dividends for the measurement period, assuming dividend reinvestment, and the difference between the Company’s share price on December 31, 2022, the last day of our fiscal year, and April 13, 2022, the date of our IPO.

(5)	The peer group used for this purpose is the Vanguard Energy ETF market index.

(6)	The dollar amounts reported represent the amount of net income reflected in the Company’s audited financial statements for 2022. Net income attributable to shareholders was $13.323 million for 2022.

(7)
Adjusted EBITDA, a
non-GAAP
measure, is calculated as net income before interest, income taxes, depreciation and amortization, long-term incentive compensation expense and items such as charges and non-recurring
expenses that management does not consider as part of assessing ongoing operating performance, including the impact of non-cash
long-term incentive compensation expense. For a reconciliation of net income to Adjusted EBITDA, see Item 7 in our Annual Report on Form
10-K
for the year ended December 31, 2022.

Financial Performance Measures
As described in greater detail in the “Compensation Discussion and Analysis” above, the Company’s executive compensation program reflects a pay-for-performance
philosophy. The metrics that the Company uses for both our long-term and short-term incentive awards are selected based on an objective of incentivizing our NEOs to increase the value of our enterprise for our stockholders. The most important financial performance measures used by the Company to link executive compensation actually paid to the Company’s NEOs, for the most recently completed fiscal year, to the Company’s performance are as follows:

•	Adjusted EBITDA

•	Capital Expenditures

•	G&A and Operating Expense
Analysis of the Information Presented in the Pay versus Performance Table
Compensation actually paid was substantially similar to compensation reported in the Summary Compensation Table as our Named Executive Officers only held stock options that were granted over the course of the year. Our TSR for the year modestly increased over this period, which is reflected in the slight variance shown between compensation actually paid and total reported compensation. Our net income increased $38.8 million and Adjusted EBITDA increased by $32.8 million from 2021 to 2022.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Principal Accountant Fees and Services

The following is a summary of PricewaterhouseCoopers LLP’s fees for professional services rendered to us for the fiscal years ended December 31, 2022 and 2021.

	For the Year Ended December 31,
	2022	2021
Audit fees(1)	$ 5,283,541	$ 1,019,021
Audit-related fees	—	—
Tax fees(2)	4,506	—
All other fees(3)	1,859	—

Total	$ 5,289,906	$ 1,019,021

(1)

Audit fees primarily consist of amounts billed for professional services rendered by our principal accountant related to (i) audits of annual financial statements for Excelerate and its subsidiaries, (ii) reviews of Excelerate’s quarterly financial statements, (iii) services related to our IPO, and (iv) procedures performed for our other filings with the SEC, including reimbursement for related expenses incurred.

(2)	Tax fees consist of foreign subsidiary local tax compliance services.
(3)	All other fees consist of a subscription to an accounting and reporting research tool.

Pre-Approval of Audit and Non-Audit Services Policy

The Audit Committee adopted a policy for pre-approving all audit and permitted non-audit services provided by PricewaterhouseCoopers LLP. The Audit Committee annually pre-approves a list of specific services and categories of services, subject to a specified cost level. Part of this approval process includes making a determination as to whether permitted non-audit services are consistent with the SEC’s rules on auditor independence. The Audit Committee has delegated authority to the chairperson of the Audit Committee to pre-approve audit and non-audit services in amounts up to $500,000 (1) per engagement, (2) per additional category of services, or (3) to the extent otherwise required under the policy, for services exceeding the pre-approved budgeted fee levels for the specified service. All of the services and fees incurred following our initial public offering were approved in accordance with SEC and Public Company Accounting Oversight Board requirements and pursuant to the pre-approval policy described in this paragraph.

AUDIT COMMITTEE REPORT*

The Audit Committee has reviewed and discussed the Company’s audited financial statements with management and PricewaterhouseCoopers LLP, and has discussed with PricewaterhouseCoopers LLP the matters required to be discussed by applicable requirements of the Public Company Accounting Oversight Board (the “PCAOB”) and the Securities and Exchange Commission. Additionally, the Audit Committee has received the written disclosures and the letter from PricewaterhouseCoopers LLP, as required by the applicable requirements of the PCAOB regarding PricewaterhouseCoopers LLP’s communications with the Audit Committee concerning independence, and has discussed with PricewaterhouseCoopers LLP its independence. Based upon such review and discussion, the Audit Committee recommended to the board of directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2022 for filing with the SEC.

Audit Committee of the Board of Directors,

Deborah L. Byers (Chairperson)

Carolyn J. Burke

Paul T. Hanrahan

*

This report of the Audit Committee is required by the SEC rules and, in accordance with the SEC’s rules, will not be deemed to be part of or incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933, as amended, or under the Exchange Act, as amended, except to the extent that the Company specifically incorporates this information by reference, and will not otherwise be deemed “soliciting material” or “filed” under either the Securities Act of 1933 or the Exchange Act.

PROPOSAL 2—RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC

ACCOUNTING FIRM

The Audit Committee is directly responsible for the appointment, compensation, retention and oversight of our independent registered public accounting firm. In accordance with its charter, the Audit Committee evaluates the independent registered public accounting firm’s qualifications, performance and independence at least annually.

Our Audit Committee has selected PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2023. PricewaterhouseCoopers LLP has served as the Company’s independent registered public accounting firm since 2021. The members of the Audit Committee and our board of directors believe that the continued retention of PricewaterhouseCoopers LLP as Excelerate’s independent registered public accounting firm is in the best interests of Excelerate and its stockholders. Our board of directors and Audit Committee value the opinions of our stockholders and consider the selection of such firm to be an important matter of stockholder concern. The selection of PricewaterhouseCoopers LLP is accordingly being submitted for ratification of stockholders as a matter of good corporate practice. If the stockholders fail to ratify this selection, our board of directors and Audit Committee will consider the outcome of the vote in determining whether to retain this firm for the fiscal year ending December 31, 2023. Even if the selection is ratified, our Audit Committee in its discretion may direct the appointment of different independent auditors at any time during the year if it determines that such a change would be in the best interests of our Company and stockholders.

The ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2023 requires the affirmative vote of at least a majority of the voting power of the stock present in person or represented by proxy and entitled to vote on the subject matter. Stockholders may vote “For,” “Against,” or “Abstain” with respect to this Proposal 2. Abstentions will have the same effect as a vote “Against” on the outcome of Proposal 2. Because we expect broker discretionary voting to be permitted with respect to Proposal 2, we expect there will be no broker non-votes with respect to this Proposal.

One or more representatives of PricewaterhouseCoopers LLP are expected to be present at the Annual Meeting online and will have an opportunity to make a statement if they wish and be available to respond to appropriate questions.

FOR	OUR BOARD, UPON RECOMMENDATION OF OUR AUDIT COMMITTEE, UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” RATIFICATION OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2023.

PROPOSAL 3—NON-BINDING, ADVISORY VOTE ON THE FREQUENCY OF FUTURE NON-BINDING, ADVISORY VOTES TO APPROVE NAMED EXECUTIVE OFFICER COMPENSATION

In accordance with the Dodd-Frank Act and Section 14A of the Exchange Act, we are asking our stockholders to vote, on a non-binding and advisory basis, on the frequency of future non-binding, advisory votes to approve the compensation of our named executive officers (“Say-on-Pay”), as disclosed pursuant to the SEC’s compensation disclosure rules. This proposal is commonly referred to as a “Say-on-Frequency” vote.

By voting on this Proposal, stockholders may indicate, on a non-binding and advisory basis, whether the Say-on-Pay advisory vote should occur with a frequency of every 1 year, 2 years or 3 years.

After careful consideration, our board of directors has determined that an annual Say-on-Pay vote is the most appropriate policy for the Company as it will allow our stockholders to provide timely, direct input on our executive compensation philosophy, policies and practices as disclosed in the proxy statement each year. Further, while our executive compensation program is designed to promote a long-term connection between pay and performance, our board of directors recognizes that executive compensation decisions and disclosures are made annually. Holding an annual advisory vote on executive compensation would provide the Company with more direct and immediate feedback on those compensation disclosures. Our board believes that an annual vote is therefore consistent with our efforts to engage in an ongoing dialogue with our stockholders on executive compensation matters. Although this vote is not binding on our company, our board of directors values the opinions that stockholders express in their votes.

Please mark on the proxy card or voting instruction form your preference as to the frequency of holding future Say-on-Pay stockholder advisory votes as either every 1 year, every 2 years, or every 3 years or mark “abstain.” Approval of any particular frequency requires the affirmative vote of at least a majority of the voting power of the stock present in person or represented by proxy and entitled to vote on the subject matter. Because this Proposal has four choices, it is possible that no choice will receive a majority of the voting power. If no choice receives a majority of the voting power, our board of directors will consider the choice that receives the highest number of votes as the choice supported by our stockholders. Broker non-votes will have no effect on this Proposal.

This Say-on-Frequency vote is not binding on our board of directors. However, our board of directors has determined that if the frequency of “1 Year” option receives the highest number of votes pursuant to this Proposal 3, then it will adopt an annual frequency of future Say-on-Pay votes.

1 YEAR	OUR BOARD UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE FOR A FREQUENCY OF 1 YEAR, ON A NON-BINDING AND ADVISORY BASIS, FOR FUTURE NON-BINDING, ADVISORY VOTES TO APPROVE THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

Procedures for Review and Approval of Related Person Transactions

Our board of directors has adopted a written policy regarding the review, approval, or disapproval by our Audit Committee of transactions in which the Company or any of its subsidiaries are a participant and any related person (defined in the policy to include any person who is or was (since the beginning of the Company’s last completed fiscal year, even if they do not presently serve in that role) an executive officer, director or nominee for election as a director, greater than 5% beneficial owner of any class of our Common Stock, and any immediate family member of any of the foregoing persons) has or will have a direct or indirect material interest and in which the amount involved since the beginning of our last completed fiscal year is or is expected to exceed $100,000. In approving or disapproving any such transaction, our Audit Committee considers the relevant facts and circumstances available and deemed relevant to the Audit Committee. Any director who is a related person, or whose immediate family member is a related person, with respect to a transaction under review will not be permitted to participate in the deliberations or vote on approval or disapproval of the transaction.

Other than the transactions described below under the “Related Person Transactions,” there have been no other “related person transactions” that require disclosure under the SEC rules since the beginning of our last completed fiscal year.

Related Person Transactions

Transactions in Connection with our Reorganization and Initial Public Offering

The Reorganization

In connection with the Reorganization (i.e., the series of transactions immediately before the Company’s initial public offering (the “offering”), which was completed on April 12, 2022), we (i) entered into the Tax Receivable Agreement, the EELP Limited Partnership Agreement and the Registration Rights Agreement, (ii) acquired from EELP all of the Class A interests of EELP, (iii) contributed all of the proceeds of the offering to EELP, (iv) contributed 26,254,167 shares of Class A common stock to EELP, which were used to acquire certain assets, (v) issued 82,021,389 shares of Class B common stock to EE Holdings, and (vi) from time to time after the offering, will allow for the exchange Class B interests (in combination with the cancellation of the corresponding shares of Class B common stock) for shares of our Class A common stock or, at our election, for cash, on an ongoing basis.

The following are summaries of certain provisions of our related party agreements, which are qualified in their entirety by reference to all of the provisions of such agreements. Because these descriptions are only summaries of the applicable agreements, they do not necessarily contain all of the information that you may find useful. We therefore encourage you to review the agreements in their entirety.

Tax Receivable Agreement

EE Holdings (or certain permitted transferees) may exchange its Class B interests for shares of our Class A common stock on a one-for-one basis or, at our election, for cash. As a result of EELP’s purchase of certain assets from the Foundation we became entitled to a proportionate share of the existing tax basis of the assets of EELP. In addition, EELP will have in effect an election under Section 754 of the Code for the taxable year of the offering and each taxable year in which an exchange occurs, which is expected to result in increases to the tax basis of the tangible and intangible assets of EELP attributable to Excelerate. These increases in tax basis are expected to increase Excelerate’s depreciation and amortization deductions for tax purposes and create other tax benefits and may also decrease gains (or increase losses) on future dispositions of certain assets and therefore may reduce the amount of tax that Excelerate would otherwise be required to pay.

Excelerate entered into the Tax Receivable Agreement with EE Holdings and the Foundation (the “TRA Beneficiaries”). The Tax Receivable Agreement provides for payment by Excelerate to the TRA Beneficiaries of

85% of the amount of the net cash tax savings, if any, that Excelerate is deemed to realize as a result of our utilization of certain tax benefits resulting from (i) certain increases in the tax basis of assets of EELP and its subsidiaries resulting from exchanges of EELP partnership interests in the future, (ii) certain tax attributes of EELP and subsidiaries of EELP (including the existing tax basis of assets owned by EELP or its subsidiaries and the tax basis of Excelsior, LLC and FSRU Vessel (Excellence), LLC (f/k/a Excellence, LLC) (collectively, the “Foundation Vessels”)) that existed as of the time of the offering or may exist at the time when Class B interests of EELP are exchanged for shares of Class A common stock, and (iii) certain other tax benefits related to Excelerate entering into the Tax Receivable Agreement, including tax benefits attributable to payments that Excelerate makes under the Tax Receivable Agreement.

Excelerate retains the benefit of the remaining 15% of these deemed net cash tax savings. The obligations under the Tax Receivable Agreement are Excelerate’s obligations and not obligations of EELP. For purposes of the Tax Receivable Agreement, the net cash savings deemed realized by Excelerate are computed by comparing Excelerate’s U.S. federal, state and local income tax liability, adjusted for certain assumptions, to the amount of such U.S. federal, state and local taxes that Excelerate would have been required to pay had it not been able to utilize any of the benefits subject to the Tax Receivable Agreement. The actual tax benefits realized by Excelerate may differ from the tax benefits used for purposes of calculating payments under the Tax Receivable Agreement as a result of the use of certain assumptions in the Tax Receivable Agreement, including, for example, (i) the assumption that if Excelerate holds interests of EELP through one or more wholly owned subsidiaries, no such subsidiary exists and Excelerate holds all of its EELP interests directly and (ii) the assumption that the increase in tax basis of the assets of EELP that result from exchanges of Class B interests for shares of Class A common stock will be determined by assuming that the assets of EELP have no tax basis other than (to the extent necessary to avoid double counting) that tax basis that is otherwise already being taken into account in calculating payments under the Tax Receivable Agreement. In addition, the EELP Limited Partnership Agreement provides that EELP may elect to apply an allocation method with respect to certain of EELP’s investment assets that were held at the time of the closing of the offering that is expected to result in the future, solely for tax purposes, in certain items of loss being specially allocated to Excelerate and corresponding items of gain being specially allocated to the other partners of EELP.

The term of the Tax Receivable Agreement will continue until all tax benefits that are subject to the Tax Receivable Agreement have been utilized or have expired, unless Excelerate exercises its right to terminate the Tax Receivable Agreement (or the Tax Receivable Agreement is terminated due to a change in control or our breach of a material obligation thereunder), in which case Excelerate will be required to make the termination payment specified in the Tax Receivable Agreement, as specified below.

Estimating the amount and timing of payments that may be made under the Tax Receivable Agreement is by its nature imprecise, insofar as the calculation of amounts payable depends on a variety of factors and future events. The actual increase in tax basis and utilization of tax attributes, as well as the amount and timing of any payments under the agreement, will vary depending upon a number of factors, including (without limitation):

•

the timing of purchases or future exchanges—for instance, the increase in any tax deductions will vary depending on the fair market value, which may fluctuate over time, of the depreciable or amortizable assets of EELP at the time of each purchase of interests from the TRA Beneficiaries in the offering or each future exchange;

•

the price of shares of our Class A common stock at the time of the purchase or exchange—the tax basis increase in the assets of EELP is directly related to the price of shares of our Class A common stock at the time of the purchase or exchange;

•

the extent to which such purchases or exchanges are taxable—if the purchase of interests from a TRA Beneficiary in connection with the offering or any future exchange is not taxable for any reason, increased tax deductions will not be available;

•	the tax basis of the Foundation Vessels and the depreciation deductions resulting from such tax basis;

•

the amount, timing and character of Excelerate’s income—we expect that the Tax Receivable Agreement will require Excelerate to pay 85% of the net cash tax savings as and when deemed realized. If Excelerate does not have taxable income during a taxable year, Excelerate generally will not be required (absent a change in control or other circumstances requiring an early termination payment) to make payments under the Tax Receivable Agreement for that taxable year because no benefit will have been realized. However, any tax benefits that do not result in net cash tax savings in a given tax year may generate tax attributes that may be used to generate net cash tax savings in previous or future taxable years. The use of any such tax attributes will generate net cash tax savings that will result in payments under the Tax Receivable Agreement; and

•	U.S. federal, state and local tax rates in effect at the time that we are deemed to realize the relevant tax benefits.

In addition, the depreciation and amortization periods that apply to the increases in tax basis, the timing and amount of any earlier payments that Excelerate may have made under the Tax Receivable Agreement and the portion of Excelerate’s payments under the Tax Receivable Agreement that constitute imputed interest or give rise to depreciable or amortizable tax basis are also relevant factors.

Excelerate has the right to terminate the Tax Receivable Agreement, in whole or in part, at any time. The Tax Receivable Agreement provides that if (i) Excelerate exercises its right to early termination of the Tax Receivable Agreement in whole (that is, with respect to all benefits due to all beneficiaries under the Tax Receivable Agreement) or in part (that is, with respect to some benefits due to all beneficiaries under the Tax Receivable Agreement), (ii) Excelerate experiences certain changes in control, (iii) the Tax Receivable Agreement is rejected in certain bankruptcy proceedings, (iv) Excelerate fails (subject to certain exceptions) to make a payment under the Tax Receivable Agreement within 180 days after the due date or (v) Excelerate materially breaches its obligations under the Tax Receivable Agreement, Excelerate will be obligated to make an early termination payment to the beneficiaries under the Tax Receivable Agreement equal to the present value of all payments that would be required to be paid by Excelerate under the Tax Receivable Agreement. The amount of such payments will be determined on the basis of certain assumptions in the Tax Receivable Agreement, including (i) the assumption that Excelerate would have enough taxable income to fully utilize the tax benefit resulting from the tax assets which are the subject of the Tax Receivable Agreement; (ii) the assumption that any item of loss deduction or credit generated by a basis adjustment or imputed interest arising in a taxable year preceding the taxable year that includes an early termination will be used by Excelerate ratably from such taxable year through the earlier of (x) the scheduled expiration of such tax item or (y) 15 years; (iii) the assumption that any non-amortizable assets are deemed to be disposed of in a fully taxable transaction on the fifteenth anniversary of the earlier of the basis adjustment and the early termination date; (iv) the assumption that U.S. federal, state and local tax rates will be the same as in effect on the early termination date, unless scheduled to change; and (v) the assumption that any interests (other than those held by Excelerate) outstanding on the termination date are deemed to be exchanged for an amount equal to the market value of the corresponding number of shares of Class A common stock on the termination date. The amount of the early termination payment is determined by discounting the present value of all payments that would be required to be paid by Excelerate under the Tax Receivable Agreement at a rate equal to the lesser of (a) 6.5% and (b) LIBOR (or an acceptable LIBOR replacement rate) plus 400 basis points.

The payments that we are required to make under the Tax Receivable Agreement are expected to be substantial. Based on certain assumptions, including no material changes in the relevant tax law and that Excelerate earns sufficient taxable income to realize the full tax benefits that are the subject of the Tax Receivable Agreement, we expect that future payments to the TRA Beneficiaries (not including Excelerate) in respect of the Reorganization and the offering will equal $76.7 million in the aggregate, although the actual future payments to the TRA Beneficiaries will vary based on the factors discussed above, and estimating the amount of payments that may be made under the Tax Receivable Agreement is by its nature imprecise, insofar as the calculation of amounts payable depends on a variety of factors and future events.

Decisions made in the course of running our business, such as with respect to mergers and other forms of business combinations that constitute changes in control, may influence the timing and amount of payments we make under the Tax Receivable Agreement in a manner that does not correspond to our use of the corresponding tax benefits. In these situations, our obligations under the Tax Receivable Agreement could have a substantial negative effect on our liquidity and could have the effect of delaying, deferring, or preventing certain mergers, asset sales, other forms of business combinations or other changes in control.

Payments are generally due under the Tax Receivable Agreement within a specified period of time following the filing of Excelerate’s tax return for the taxable year with respect to which the payment obligation arises, although interest on such payments will begin to accrue at a rate of LIBOR (or an acceptable LIBOR replacement rate) plus 300 basis points from the due date (without extensions) of such tax return. Late payments generally accrue interest at a rate of LIBOR (or an acceptable LIBOR replacement rate) plus 500 basis points. Because of our structure, our ability to make payments under the Tax Receivable Agreement is dependent on the ability of EELP to make distributions to us. The ability of EELP to make such distributions will be subject to, among other things, restrictions in the agreements governing our debt. If we are unable to make payments under the Tax Receivable Agreement for any reason, such payments will be deferred and will accrue interest until paid.

Payments under the Tax Receivable Agreement will be based on the tax reporting positions that we determine. Excelerate will not, in the event of a successful challenge, be reimbursed for any payments previously made under the Tax Receivable Agreement (although Excelerate would reduce future amounts otherwise payable to a TRA Beneficiary to the extent such TRA Beneficiary has received excess payments). No assurance can be given that the IRS will agree with our tax reporting positions, including the allocation of value among our assets. In addition, the required final and binding determination that a holder of rights under the Tax Receivable Agreement has received excess payments may not be made for a number of years following commencement of any challenge, and Excelerate will not be permitted to reduce its payments under the Tax Receivable Agreement until there has been a final and binding determination, by which time sufficient subsequent payments under the Tax Receivable Agreement may not be available to offset prior payments for disallowed benefits. As a result, in certain circumstances, payments could be made under the Tax Receivable Agreement significantly in excess of the benefit that Excelerate is deemed to realize in respect of its utilization of tax benefits resulting from (i) Excelerate’s acquisition of EELP interests from the TRA Beneficiaries in future exchanges, (ii) the acquisition of certain assets from the Foundation and (iii) any payments Excelerate makes under the Tax Receivable Agreement. Excelerate may not be able to recoup those payments, which could adversely affect Excelerate’s financial condition and liquidity.

No holder of rights under the Tax Receivable Agreement (including the right to receive payments) may transfer its rights to another person without the written consent of Excelerate, except that all such rights may be transferred to another person to the extent that the corresponding EELP (if any) interests are transferred in accordance with the EELP Limited Partnership Agreement.

EELP Limited Partnership Agreement

In connection with the offering and the Reorganization, the partners of EELP amended and restated the EELP Limited Partnership Agreement. In its capacity as the general partner (or as the owner of the general partner), Excelerate controls all of EELP’s business and affairs. Excelerate holds all of the Class A interests of EELP. Holders of Class A interests are generally be entitled to one vote per interest with respect to all matters as to which partners are entitled to vote under the EELP Limited Partnership Agreement. No person has any voting rights in EELP on account of the Class B interests, except for the right to approve amendments to the EELP Limited Partnership Agreement that adversely affect the rights of holders of Class B interests. Each Class A interest and Class B interest has the same economic rights per interest.

At any time Excelerate issues a share of Class A common stock for cash, the net proceeds received by Excelerate will be promptly used to acquire a Class A interest unless used to settle an exchange of a Class B interest for cash. Any time Excelerate issues a share of Class A common stock upon an exchange of a Class B interest or settles such an exchange for cash, as described below, Excelerate will contribute the exchanged interest to EELP and EELP will issue to Excelerate a Class A interest. If Excelerate issues other classes or series of equity securities, EELP will issue to Excelerate an equal amount of equity securities of EELP with designations, preferences and other rights and terms that are substantially the same as Excelerate’s newly issued equity securities. Conversely, if Excelerate retires any shares of Class A common stock (or equity securities of other classes or series) for cash, EELP will, immediately prior to such retirement, redeem an equal number of Class A interests (or its equity securities of the corresponding classes or series) held by Excelerate, upon the same terms and for the same price, as the shares of Excelerate’s Class A common stock (or equity securities of such other classes or series) are retired. In addition, partnership interests of EELP, as well as our Common Stock, will be subject to equivalent stock splits, dividends, reclassifications and other subdivisions.

Excelerate will have the right to determine when distributions will be made to holders of interests and the amount of any such distributions, other than with respect to tax distributions as described below. If a distribution is authorized, except as described below, such distribution will be made to the holders of Class A interests and Class B interests on a pro rata basis in accordance with the number of interests held by such holder. No adjustments to the redemption or exchange ratio of EELP interests for shares of our Class A common stock will be made as a result of either (i) any cash distribution by us or (ii) any cash that we retain and do not distribute to our stockholders. To the extent that we do not distribute such excess cash as dividends on our Class A common stock and instead, for example, hold such cash balances or lend them to EELP, holders of EELP interests would benefit from any value attributable to such cash balances as a result of their ownership of Class A common stock following a redemption or exchange of their EELP interests.

The holders of interests, including Excelerate, will incur U.S. federal, state and local income taxes on their proportionate share of any taxable income of EELP. Net profits and net losses of EELP will generally be allocated to holders of interests (including Excelerate) on a pro rata basis in accordance with the number of interests held by such holder; however, under applicable tax rules, EELP will be required to allocate net taxable income disproportionately to its partners in certain circumstances. The EELP Limited Partnership Agreement provides for periodic cash distributions, which we refer to as “tax distributions,” to the holders of the interests generally equal to the taxable income allocated to each holder of interests (with certain adjustments) multiplied by an assumed tax rate. Generally, these tax distributions will be computed based on our estimate of the net taxable income of EELP allocable per interest (based on the partner which is allocated the largest amount of taxable income on a per interest basis) multiplied by an assumed tax rate generally equal to the highest combined U.S. federal and applicable state and local tax rate applicable to any Class B Interest Holder (taking into account certain other assumptions, and subject to adjustment to the extent that state and local taxes are deductible for U.S. federal income tax purposes). The EELP Limited Partnership Agreement generally requires tax distributions to be pro rata based on the ownership of EELP interests, however, if the amount of tax distributions to be made exceeds the amount of funds available for distribution, Excelerate shall receive a tax distribution calculated using the corporate tax rate, before the other members receive any distribution and the balance, if any, of funds available for distribution shall be distributed first to the other partners pro rata in accordance with their assumed tax liabilities (also using the corporate tax rate), and then to all partners (including Excelerate) pro rata until each partner receives the full amount of its tax distribution. EELP will also make non-pro rata payments to Excelerate to reimburse it for corporate and other overhead expenses (which payments from EELP will not be treated as distributions under the EELP Limited Partnership Agreement). Notwithstanding the foregoing, no distribution will be made pursuant to the EELP Limited Partnership Agreement to any partner if such distribution would violate applicable law or result in EELP or any of its subsidiaries being in default under any material agreement governing indebtedness.

The EELP Limited Partnership Agreement provides that EELP may elect to apply an allocation method with respect to certain of its investment assets that were held at the time of the closing of the offering that is expected to result in the future, solely for tax purposes, in certain items of loss being specially allocated to us and corresponding items of gain being specially allocated to the other partners of EELP. In conjunction herewith, the Tax Receivable Agreement provides that Excelerate will pay over to the TRA Beneficiaries 85% of the deemed net tax savings to Excelerate attributable to those tax losses.

The EELP Limited Partnership Agreement provides that it may generally be amended, supplemented, waived or modified by Excelerate in its sole discretion without the approval of any other holder of interests, except that no amendment can adversely affect the rights of a holder of any class of interests without the consent of holders of a majority of the interests of such class.

The EELP Limited Partnership Agreement entitles partners (and certain permitted transferees thereof) to exchange their Class B interests for shares of Class A common stock on a one-for-one basis or, at our election, for cash.

The EELP Limited Partnership Agreement permits the Class B partners to exercise their exchange rights subject to certain timing and other conditions. The EELP Limited Partnership Agreement provides that an owner does not have the right to exchange Class B interests if we determine that such exchange would be prohibited by law or regulation or would violate other agreements with our company, EELP or any of our or its subsidiaries, respectively, to which EELP partner is subject.

The EELP Limited Partnership Agreement also provides for mandatory exchanges under certain circumstances, including upon any transfer of partnership interests to a person other than in a qualified transfer (as defined therein), in the case of violation of the transfer provisions of the Limited Partnership Agreement and if the number of interests outstanding (other than those held by Excelerate) is less than a minimum percentage.

When a Class B interest is surrendered for exchange, it will not be available for reissuance.

The EELP Limited Partnership Agreement contains certain drag-along and tag-along rights. If Excelerate or its affiliates desires to transfer interests that would constitute a change of control of EELP to a third party that is not our affiliate, we may require each other partner of EELP to either sell the same ratable share of its interests or to exchange its interests in EELP. There are no dissenters’ rights, appraisal rights or similar rights in connection with the exercise of drag-along rights. If we or our affiliates desire to transfer interests in EELP to a third party that is not our affiliate, each other partner will have the option to sell the same ratable share of its interests.

Registration Rights Agreement

In connection with the offering, we entered into the Registration Rights Agreement with EE Holdings and the Foundation, which grants them certain registration rights as described below:

Demand Registration. EE Holdings and the Foundation and their respective permitted transferees may request in writing that we effect a registration (which may be a shelf registration or a registration for an underwritten offering) under the Securities Act of 1933 (as amended, the “Securities Act”) with respect to Class A common stock issuable upon the exchange of EE Holdings’ Class B interests and Class A common stock held by the Foundation, provided that we are under no obligation to effect more than one resale registration within any 90 day period, and we are obligated to effect a resale registration only if the aggregate offering price proposed to be sold pursuant to such registration exceeds $25 million (in the case of a resale shelf registration on Form S-3) or $50 million (in the case of an underwritten offering). Depending on certain conditions, we may defer a demand registration for up to 60 days but not more than 120 days in any twelve-month period. If the holders requesting registration intend to distribute their shares by means of an underwritten offering, the managing underwriter of such offering will have the right to limit the numbers of shares to be underwritten for reasons related to the marketing of the shares. We are obligated to effect shelf takedowns for underwritten offerings upon request, subject to certain limitations.

Piggyback Registration. In the event that we propose to register any of our securities under the Securities Act, either for our account or for the account of our other stockholders, EE Holdings and the Foundation and their respective permitted transferees will be entitled to certain piggyback registration rights allowing each to include its shares in the registration, subject to certain marketing and other limitations. As a result, whenever we propose to file a registration statement under the Securities Act, other than with respect to a demand registration, a registration statement on Form S-4 or S-8 or a registration statement solely relating to securities issuable upon the conversion, exchange or exercise of other securities, these holders will be entitled to notice of the registration and will have the right to include their registrable securities in the registration, subject to certain limitations.

Expenses; Indemnification. We must pay all registration expenses in connection with effecting any demand registration, shelf registration or piggyback registration. The Registration Rights Agreement contains customary indemnification and contribution provisions.

Term. Any securities covered by the Registration Rights Agreement will no longer be entitled registration rights if such securities have been disposed of pursuant to an effective registration statement or Rule 144, can be immediately sold under Rule 144 without any volume or manner of sale restrictions thereunder or cease to be outstanding.

Stockholder’s Agreement

In connection with the completion of the offering, we entered into a Stockholder’s Agreement with EE Holdings. As described above under “—Composition of our Board of Directors,” the Stockholder’s Agreement grants EE Holdings (including, for purposes of these and consent rights described below, its permitted transferees under the Stockholder’s Agreement) the right to nominate to our board of directors a number of designees equal to at least: (i) a majority of the total number of directors serving on our board, so long as EE Holdings (including its permitted transferees) beneficially owns 50% or more of the then-outstanding shares of our Common Stock; (ii) 40% of the total number of directors, so long as EE Holdings (including its permitted transferees) beneficially owns 40% or more, but less than 50%, of the then-outstanding shares of our Common Stock; (iii) 30% of the total number of directors, so long as EE Holdings (including its permitted transferees) beneficially owns 30% or more, but less than 40%, of the then-outstanding shares of our Common Stock; (iv) 20% of the total number of directors, so long as that EE Holdings (including its permitted transferees) beneficially owns 20% or more, but less than 30%, of the then-outstanding shares of our Common Stock; and (v) 10% of the total number of directors, in the event that EE Holdings (including its permitted transferees) beneficially owns 5% or more, but less than 20%, of the then-outstanding shares of our Common Stock. For purposes of calculating the number of director designees that EE Holdings (including its permitted transferees) is entitled to designate as described above, ownership will be adjusted for stock splits, combinations, reclassifications and similar transactions, if any, and any fractional amounts will be automatically rounded up to the nearest whole number (e.g., one and one-quarter of director designees shall equate to two director designees). In addition, in the event a vacancy on the board of directors is created by the death, disability, retirement or resignation of an EE Holdings’ director designee, EE Holdings shall, to the fullest extent permitted by law, have the right to have the vacancy filled by a new EE Holdings’ director-designee. In the event that EE Holdings ceases to have the right to designate one or more director(s), if requested by the chairperson of our board of directors or a majority of the directors then in office, the director designee selected by EE Holdings shall resign or, if no such request is made, serve until the end of such director’s term.

EE Holdings also has the right to include at least two of its director designees (so long as EE Holdings (including its permitted transferees) beneficially owns more than 50% of the then-outstanding shares of our Common Stock) or one director designee (if the beneficial ownership is at least 20% but less than or equal to 50%) on each committee of our board of directors (other than the audit committee), subject to any requirements, including independence requirements, for such committee members imposed by applicable law or by the applicable NYSE rules. In addition, so long as EE Holdings (including its permitted transferees) beneficially owns 50% or more of the then-outstanding shares of our Common Stock, EE Holdings will also have a right to designate the chairperson of our board of directors. Finally, EE Holdings has certain observer rights as long as EE Holdings (including its permitted transferees) has the right to designate director-designees under the Stockholder’s Agreement.

The Stockholder’s Agreement requires that, to the extent that we are a “controlled company,” we avail ourselves of all controlled company exceptions to the corporate governance listing standards of the NYSE or other exchange on which our Class A common stock is listed.

Additionally, the Stockholder’s Agreement specifies that we will not take certain significant actions specified therein without the prior written consent of EE Holdings (including its permitted transferees) as long as EE Holdings (including its permitted transferees) beneficially owns (directly or indirectly) a specified percentage of the outstanding shares of our Common Stock (as adjusted for stock splits, combinations, reclassifications and similar transactions). Specifically, as long as such ownership is at least 15% of the outstanding shares of our Common Stock, such specified actions include:

•	liquidation, dissolution or winding up of our company;

•	any material change in the nature of the business or operations of our company and our subsidiaries, taken as a whole, as of the date of the Stockholder’s Agreement;

•

authorizing or issuing any equity securities having rights, preferences or privileges superior or senior to the outstanding shares of Class A common stock or Class B common stock (or any securities convertible or exchangeable therefor pursuant to their terms);

•	any increase or decrease in the size of (x) our board of directors from the initial number of directors set at the time of the offering or (y) any board of a subsidiary of our company;

•	adopting or implementing any stockholder rights plan or similar takeover defense measure; and

•

amendments to, or modification or repeal of, organizational documents (such as our amended and restated certificate of incorporation and our amended and restated bylaws or equivalent organizational documents of our subsidiaries) that adversely affect the EE Holdings (including its permitted transferees) or its affiliates.

In addition, if such ownership is at least 25% of the outstanding shares of our Common Stock (as adjusted for stock splits, combinations, reclassifications and similar transactions), such additional specified actions will also include:

•	hiring or terminating the Chief Executive Officer of our company and his or her successors;

•	any change in the size of (x) any committee of our board of directors (as compared to the size approved in connection with the offering) or (y) any committee of any board of our subsidiaries;

•	forming any new committee of our board of directors (other than committees formed in connection with the offering);

•

any mergers or other transaction that, if consummated, would constitute a “change in control” (as defined in the Stockholder’s Agreement) or entering into any definitive agreement or series of related agreements that govern any transaction or series of related transactions that, if consummated, would result in a “change in control”;

•

entering into any agreement providing for the acquisition or divestiture of assets or persons, in each such case, involving consideration payable or receivable by our company or any of our subsidiaries in excess of $100 million in the aggregate in any single transaction or series of related transactions during any 12-month period;

•

any incurrence by our company or any of our subsidiaries of indebtedness for borrowed money (including through capital leases, the issuance of debt securities or the guarantee of indebtedness of another person) in excess of $100 million in the aggregate in any single transaction or series of related transactions during any 12-month period, other than indebtedness incurred under an existing (prior to the closing of the offering) and previously approved revolving credit facility;

•

any issuance or series of related issuances of equity securities by our company or any of our subsidiaries, other than grants of equity securities under any equity compensation plan, including an employee stock purchase plan, approved by our board of directors or a committee thereof; and

•

any payment or declaration of any dividend or other distribution of any shares of Class A common stock or Class B common stock or entering into any similar recapitalization transaction the primary purpose of which is to pay a dividend of shares of Class A common stock or Class B common stock.

All of the above-mentioned nomination and consent rights will transfer to the Foundation (including its affiliates) for five years following George B. Kaiser’s death as long as the Foundation and its affiliates (when combined with shares of our Common Stock beneficially owned by EE Holdings (including its permitted transferees) immediately prior to Mr. Kaiser’s death and bequeathed to the Foundation) meet the applicable ownership thresholds described above. Unless terminated earlier by EE Holdings, the Stockholder’s Agreement will terminate upon the earlier of EE Holdings no longer having the right to designate one or more directors under the agreement or the fifth anniversary of Mr. Kaiser’s death.

Transactions with Kaiser

Prior to the Reorganization and the offering, EELP and certain of its subsidiaries and affiliates entered into the following transactions with Kaiser and affiliates of Kaiser.

To compensate Kaiser-Francis Management Company, L.L.C. (“KFMC”), an affiliate of Kaiser, for a percentage of employee salaries and overhead spent on EELP matters, EELP historically paid a monthly fee to KFMC. This fee was discontinued in January 2022, and no payments were made by EELP to KFMC under this arrangement in 2022.

In connection with Excelerate’s acquisition from the Foundation of FSRU Vessel (Excellence), LLC, a Marshall Islands limited liability company and the entity which holds title to the vessel Excellence, as part of the Reorganization, Kaiser has agreed to indemnify EELP in respect of all liabilities related to the vessel Excellence arising from actions prior to Excelerate’s acquisition of FSRU Vessel (Excellence), LLC.

On November 9, 2018, EELP entered into a promissory note with KFMC, as lender, which allowed EELP to draw funds up to $100 million (as amended, restated, supplemented or otherwise modified, the “KFMC Note”). The KFMC Note was amended on November 17, 2020 to (i) extend the final payment date from December 31, 2020 to December 31, 2022, (ii) increase the per annum interest rate from LIBOR plus 1.5% to LIBOR plus 1.55% and (iii) make certain revisions to prepayment conditions. The KFMC Note was further amended and restated in its entirety on September 29, 2021 to (i) make certain changes to the final payment date, including removing KFMC’s ability to demand payment, and extending the final payment date to December 31, 2023 and (ii) allow EELP to draw funds at EELP’s discretion without prior approval by KFMC. The KFMC Note was further amended on October 1, 2021 to increase the maximum aggregate principal amount from $100 million to $250 million. The KFMC Note was repaid in full and terminated in connection with the offering.

Kaiser and EELP are party to an ISDA Master Agreement dated February 15, 2008, as amended on February 15, 2011. Since January 1, 2018, there was one transaction under the ISDA Master Agreement resulting in a net settlement cost to EELP of $0.7 million. The ISDA Master Agreement was terminated in connection with the offering.

GBK Corporation, an affiliate of Kaiser, issued a guarantee dated August 19, 2011, in respect of all payment and performance obligations owed by Excelerate Energy Brazil, LLC and Excelerate Energy Servicos de Regaseficacao Ltda to Petroleo Brasileiro S.A. – Petrobras under an operation and services agreement and time charter party, which guarantee is subject to a cap of $55 million on certain indemnification obligations. This guarantee was terminated effective January 11, 2022, and EELP issued a new guarantee in respect of such obligations.

Kaiser issued a guarantee dated December 19, 2016, in an amount up to $50 million, in respect of all payment and performance obligations owed by EELP to FSRU Vessel (Excellence), LLC, as successor in interest to Maya Maritime NV as owner of the vessel Excellence, under an LNG vessel time charter party. This guarantee was released by EELP upon Excelerate’s acquisition of FSRU Vessel (Excellence), LLC from the Foundation in connection with the Reorganization.

EELP and certain of its subsidiaries, and other entities under common control of Kaiser, were guarantors to a Kaiser revolving loan facility prior to the offering. EELP provided a first lien against one of the Company’s vessels to collateralize this facility. The facility was a committed line of $600 million with a third-party bank (the “Kaiser Credit Line”). Prior to the offering, EELP utilized the Kaiser Credit Line to issue letters of credit or bank guarantees to counterparties to guarantee its performance. In connection with the offering, the first lien against an EELP vessel and other collateral and guarantees provided by EELP and its subsidiaries was released by the lender under the Kaiser Credit Line and certain credit support previously provided to EELP by Kaiser under the Kaiser Credit Line was replaced with credit support directly from Excelerate under the Senior Secured Revolving Credit Agreement, dated as of April 18, 2022, by and among EELP, as borrower, the Company, as parent, the lenders party thereto, the issuing banks party thereto and JPMorgan Chase Bank, N.A., as administrative agent (the “EE Revolver”).

Kaiser obtained a letter of credit under the Kaiser Credit Line on behalf of Excelerate Energy Development DMCC for the benefit of Engro Elengy Terminal (Private) Limited in the amount of $20 million. In connection with the offering, this letter of credit was replaced with a letter of credit issued under the EE Revolver in April 2022.

Kaiser obtained a letter of credit under the Kaiser Credit Line on behalf of Excelerate Energy Bangladesh Ltd. for the benefit of Bangladesh Oil, Gas & Mineral Corporation in the amount of $20 million. In connection with the offering, this letter of credit was replaced with a letter of credit issued under the EE Revolver in April 2022.

Northeast Gateway Related Transactions

In September 2021, EE Holdings contributed to EELP all of the direct and indirect interests in each of Excelerate New England Lateral, LLC (“ENE Lateral”), Excelerate Northeast Gateway Energy Bridge, LP and Excelerate New England GP, LLC (such entities, collectively, the “Northeast Gateway Companies” and such contribution, the “Northeast Gateway Contribution”).

In October 2022, EE Holdings, the indirect sole member of Excelerate New England Onshore, LLC (“ENE Onshore”), and EELP, the sole member of ENE Lateral after consummation of the Northeast Gateway Contribution, entered into a merger agreement, pursuant to which ENE Onshore was merged with and into ENE Lateral (the “Merger”). The Merger was effective October 31, 2022. ENE Lateral was the surviving entity while ENE Onshore ceased to exist as a separate entity. EE Holdings retained responsibility for all liabilities and obligations of ENE Onshore arising prior to the Merger.

Kaiser issued the following guarantees in respect of the Northeast Gateway Companies:

•

Kaiser issued a guarantee dated September 11, 2013 (and reaffirmed on December 1, 2015) in favor of Algonquin Gas Transmission, LLC (“AGT”) and Maritimes & Northeast Pipeline, L.L.C. (each a wholly owned subsidiary of Enbridge, Inc.), in respect of all payment obligations owed by ENE Onshore and ENE Lateral (the “AGT Guarantee”). In addition, Kaiser obtained a letter of credit on behalf of ENE Onshore and ENE Lateral (the “AGT LOC”). In connection with the Northeast Gateway Contribution, EELP agreed to (i) indemnify Kaiser in respect of Kaiser’s obligations related to ENE Lateral under the AGT Guarantee and AGT LOC, (ii) pay an annual fee in the amount of $1.2 million (pro-rated based on the number of days such guarantee remains outstanding in any year (beginning September 17, 2021)) to Kaiser to maintain such AGT Guarantee and (iii) reimburse Kaiser for any fees actually incurred under the AGT LOC (the “Kaiser AGT Indemnity Agreement”). In August 2022 the amount remaining available for drawing under the AGT LOC reduced to zero per the terms of the AGT LOC. Effective October 20, 2022 and in connection with the Merger, the Kaiser AGT Indemnity Agreement and the AGT Guarantee were terminated and EELP issued a new guarantee in respect of all payment obligations owed by ENE Lateral to AGT. A final pro-rated payment was made by EELP to Kaiser in February, 2023 in respect of Kaiser maintaining the AGT Guarantee through the Merger.

•

Kaiser issued an uncapped construction and operational guarantee dated May 14, 2007 in favor of the Secretary of Transportation, United States of America, as represented by the Maritime Administrator (“MARAD”), in respect of Northeast Gateway Energy Bridge, LP’s obligations related to design, construction, operations and decommissioning under the deepwater port license issued by MARAD (the “Kaiser – MARAD Guarantee”). In addition, Kaiser obtained a letter of credit in favor of MARAD to cover decommissioning costs in the amount of approximately $15.4 million (the “Kaiser – MARAD LOC”), which Kaiser – MARAD LOC was amended and increased to $17.6 million in November 2022. In connection with the Northeast Gateway Contribution, EELP agreed to (i) indemnify Kaiser in respect of Kaiser’s obligations under the Kaiser-MARAD Guarantee and the Kaiser – MARAD LOC, (ii) pay a nominal fee to Kaiser to maintain such Kaiser-MARAD Guarantee and (iii) reimburse Kaiser for any fees actually incurred under the MARAD LOC.

In connection with the Northeast Gateway Contribution, EE Holdings, ENE Onshore and EELP entered into the Northeast Gateway Onshore Matters Agreement, dated September 17, 2021, pursuant to which EE Holdings and ENE Onshore indemnified EELP in respect of liabilities arising from all ENE Onshore activities at Northeast Gateway (the “Northeast Gateway Onshore Matters Agreement”). No payments were made under the Northeast Gateway Onshore Matters Agreement. Effective October 31, 2022 and in connection with the Merger, the Northeast Gateway Onshore Matters Agreement was terminated.

In March 2016, ENE Onshore released ENE Onshore’s capacity in AGT’s mainline facility (the “Onshore Release Capacity”) to ENE Lateral for no consideration. In connection with the Northeast Gateway Contribution, ENE Lateral and ENE Onshore entered into a Capacity Release Payment Agreement dated September 17, 2021, whereby, if ENE Lateral releases the Onshore Release Capacity to a third party and receives funds in respect of such

Onshore Release Capacity, ENE Lateral will pay to ENE Onshore the amount of such funds received. On November 30, 2021, ENE Lateral paid $0.9 million to ENE Onshore in respect of Onshore Release Capacity in September and October 2021. During 2022, ENE Lateral paid $7.0 million to ENE Onshore in respect of Onshore Release Capacity. Effective October 31, 2022, by virtue of the Merger, the Capacity Release Payment Agreement was terminated.

As credit support for LNG cargos, Kaiser obtained letters of credit under the Kaiser Credit Line on behalf of Excelerate Gas Marketing Limited Partnership, a subsidiary of EELP, in favor of LNG suppliers, in the approximate aggregate amount of $27.3 million in 2022, none of which remained outstanding as of December 31, 2022. In connection with the offering, the credit support previously provided for LNG cargo purchases under the Kaiser Credit Line was replaced with letters of credit issued under the EE Revolver.

In connection with the Northeast Gateway Contribution and in order to fund the continued operations of ENE Lateral, EE Holdings contributed to ENE Lateral, as a contribution in kind, a note receivable in the amount of $16.5 million (the “ENE Funding”), which note had an interest rate of 1.55% and required monthly payments of $3.3 million. ENE Lateral loaned the amount of such ENE Funding back to Kaiser. The ENE Funding was repaid in full in February 2022.

In 2016, in connection with the purchase by ENE Holdings of certain cargos of liquified natural gas, ENE Holdings and EELP entered into an Interim Cargo Purchase Agreement pursuant to which ENE Holdings agreed compensate EELP for the use of the vessel used in such cargo purchases. For administrative convenience, ENE Lateral (then a wholly owned subsidiary of ENE Holdings), made payment to EELP on behalf ENE Holdings under such Interim Cargo Purchase Agreement in the amount of approximately $1.4 million (the “Hire Amount”) and ENE Lateral booked a receivable from ENE Holdings in an amount equal to the Hire Amount. In February 2022, ENE Holdings paid over to ENE Lateral the Hire Amount, eliminating in full the receivable due to ENE Lateral from ENE Holdings.

Indemnification Agreements

Our amended and restated bylaws provide that we will indemnify our directors and officers to the fullest extent permitted by the Delaware General Corporation Law (“DGCL”), subject to certain exceptions contained in our amended and restated bylaws. In addition, our amended and restated certificate of incorporation provides that our directors will not be liable for monetary damages for breach of fiduciary duty.

We have entered into indemnification agreements with each of our executive officers and directors. The indemnification agreements provide the executive officers and directors with contractual rights to indemnification, and expense advancement and reimbursement, to the fullest extent permitted under the DGCL, subject to certain exceptions contained in those agreements.

There is no pending litigation or proceeding naming any of our directors or officers to which indemnification is being sought, and we are not aware of any pending litigation that may result in claims for indemnification by any director or officer.

BENEFICIAL OWNERSHIP OF SECURITIES

The following table sets forth information as of April 4, 2023 (or as of the date otherwise indicated below) regarding beneficial ownership by:

•	each person known to us to beneficially own more than 5% of any class of our outstanding Common Stock;

•	our directors and director nominees;

•	each of our named executive officers (as listed in the Summary Compensation Table above); and

•	all of our directors and executive officers as a group.

Unless otherwise noted, the mailing address of each listed beneficial owner is c/o Excelerate Energy, Inc., 2445 Technology Forest Blvd., Level 6, The Woodlands, Texas 77381.

The number of shares beneficially owned by each entity or individual is determined under the SEC rules, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rules, beneficial ownership includes any shares as to which the entity or individual has sole or shared voting or investment power and also any shares that the entity or individual has the right to acquire as of June 3, 2023 (60 days after April 4, 2023) through the exercise of any stock options, through the vesting/settlement of RSUs payable in shares, or upon the exercise of other rights. Beneficial ownership excludes options or other rights vesting after June 3, 2023 and any RSUs vesting/settling, as applicable, on or before June 3, 2023 that may be payable in cash or shares at Excelerate’s election. Unless otherwise indicated, each person has sole voting and investment power (or shares such power with his or her spouse, as applicable) with respect to the shares set forth in the following table.

The number of shares of Class A common stock listed in the table below represents shares of Class A common stock directly owned, and assumes no exchange of Class B interests for Class A common stock. As described in “Certain Relationships and Related Person Transactions—Transactions in Connection with our Reorganization and Initial Public Offering—EELP Limited Partnership Agreement,” each Class B stockholder will be entitled to have their Class B interests exchanged for Class A common stock on a one-for-one basis, or, at our election, for cash.

The number of shares of Class A common stock and Class B common stock outstanding and percentage of beneficial ownership set forth below is computed on the basis of 26,254,167 shares of our Class A common stock and 82,021,389 shares of our Class B common stock issued and outstanding as of April 4, 2023.

	Class A common stock owned		Class B common stock owned		Total voting power in Company
Name of Beneficial Owner	Number	%	Number	%	%
Named Executive Officers and Directors:
Steven M. Kobos	283,035(1)	1.08%	-	-%	*
Dana A. Armstrong	4,400(2)	*	-	-%	*
Calvin A. Bancroft	3,866(3)	*	-	-%	*
Daniel H. Bustos	144,688(4)	*	-	-%	*
Alisa Newman Hood	1,777(5)	*	-	-%	*
Henry G. Kleemeier	5,000	*	-	-%	*
Carolyn J. Burke	6,944(6)	*	-	-%	*
Deborah L. Byers	-	*	-	-%	*
Paul T. Hanrahan	6,944(7)	*	-	-%	*
Don P. Millican	6,700	*	-	-%	*
Robert A. Waldo	20,833	*	-	-%	*
All executive officers and directors as a group (13 persons)	494,481(8)	1.88%	-	-%	*

	Class A common stock owned		Class B common stock owned		Total voting power in Company
Name of Beneficial Owner	Number	%	Number	%	%

Other 5% Beneficial Owners:
Excelerate Energy Holdings, LLC	-	-	82,021,389(9)	100%	75.75%
George Kaiser Family Foundation	7,854,167(10)	29.92%	-	-%	7.25%
The Vanguard Group	2,058,471(11)	7.84%	-	-%	1.90%

*	Represents less than one percent.

(1)	Includes options to purchase 17,777 shares that vest within 60 days of April 4, 2023.
(2)	Includes options to purchase 4,000 shares that vest within 60 days of April 4, 2023.
(3)	Includes options to purchase 2,666 shares that vest within 60 days of April 4, 2023.
(4)	Includes options to purchase 3,911 shares that vest within 60 days of April 4, 2023.
(5)	Includes options to purchase 1,777 shares that vest within 60 days of April 4, 2023.
(6)	Includes 6,944 restricted stock units that vest within 60 days of April 4, 2023.
(7)	Includes 6,944 restricted stock units that vest within 60 days of April 4, 2023.
(8)

Excludes 1,200 shares of Class A common stock and options to purchase 2,666 shares that vest within 60 days of April 4, 2023 held by Calvin A. Bancroft and includes (a) 1,500 shares of Class A common stock and options to purchase 1,777 shares that vest within 60 days of April 4, 2023 held by Amy Thompson Broussard, (b) 7,500 shares of Class A common stock and options to purchase 1,333 shares that vest within 60 days of April 4, 2023 held by Michael A. Bent, and (c) 450 shares of Class A common stock and options to purchase 1,600 shares that vest within 60 days of April 4, 2023 held by David A. Liner.

(9)

This information is based in part on the information included in a Schedule 13G filed with the Securities and Exchange Commission on February 10, 2023 jointly by EE Holdings, Excelerate Holdings, LLC (“Excelerate Holdings”) and George B. Kaiser. EE Holdings is owned 49.5% by Excelerate Holdings and 50.5% by Mr. Kaiser. Excelerate Holdings is controlled by Mr. Kaiser, and Mr. Kaiser receives all of the pecuniary interest in Excelerate Holdings. In connection with the offering, we effected the Reorganization and, as described in “Certain Relationships and Related Person Transactions—Transactions in Connection with our Reorganization and Initial Public Offering—EELP Limited Partnership Agreement,” each Class B stockholder is entitled to have their Class B interests exchanged for Class A common stock on a one-for-one basis, or, at our election, for cash. As a result, EE Holdings and Mr. Kaiser reported having shared voting and shared dispositive power over 82,021,389 shares of our Class A common stock and Excelerate Holdings reported having shared voting and shared dispositive power over 40,600,588 shares of our Class A common stock. The address of each of EE Holdings, Excelerate Holdings, LLC, and Mr. Kaiser is 6733 South Yale Avenue, Tulsa, Oklahoma 74136.

(10)

This information is based in part on the information included in a Schedule 13G/A filed with the Securities and Exchange Commission on April 29, 2022 jointly by the George Kaiser Family Foundation (the “Foundation”), Frederic Dorwart, Phil Frohlich and Phil Lakin, Jr. Messrs. Dorwart, Frohlich and Lakin are trustees of the Foundation and by virtue of such position may be deemed to (a) share voting and dispositive power over and (b) has beneficial ownership of the 7,854,167 shares of Class A common stock directly held by the Foundation. The Foundation also reported having shared voting and dispositive power over such 7,854,167 shares. The address of the Foundation is 7030 South Yale Ave., Tulsa, Oklahoma 74136. The address of Mr. Dorwart is 124 East Fourth Street, Tulsa, Oklahoma 74103. The address of Mr. Frohlich is 1924 South Utica, Suite 1120, Tulsa, OK 74104. The address of Mr. Lakin is 7030 South Yale Avenue, Tulsa, Oklahoma 74136.

(11)

This information is based on The Vanguard Group’s Schedule 13G/A filed with the Securities and Exchange Commission on February 9, 2023. Of the shares reported as beneficially owned, The Vanguard Group has sole voting power over 0 shares, shared voting power over 14,085 shares, sole dispositive power over 2,029,284 shares, and shared dispositive power over 29,187 shares. The address of the Vanguard Group is 100 Vanguard Blvd., Malvern, PA 19355.

QUESTIONS & ANSWERS ABOUT THE ANNUAL MEETING

This proxy statement is being provided to you in connection with the solicitation of proxies by our board of directors of the Company for use at the Annual Meeting to be held on Thursday, June 1, 2023 at 9:00 a.m. Central Time, or at any adjournments or postponements thereof.

1.	Where is the Annual Meeting being held?

Our board of directors has determined that the Annual Meeting should be held online via live audio webcast at www.virtualshareholdermeeting.com/EE2023 in order to permit stockholders from any location with access to the Internet to participate.

2.	What proposals will be addressed at the Annual Meeting?

Stockholders will be asked to consider the following proposals at the Annual Meeting:

1.

To elect the seven director nominees named in this proxy statement as directors of the Company, each to serve for a one-year term and until his or her successor has been duly elected and qualified, or until his or her earlier death, resignation, removal, retirement or disqualification (Proposal 1);

2.	To ratify the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2023 (Proposal 2); and

3.	To vote, on a non-binding and advisory basis, on the frequency of future non-binding advisory votes to approve the compensation of our named executive officers (“Say-on-Frequency”) (Proposal 3).

Additionally, stockholders are entitled to vote on such other business as may properly be presented at the Annual Meeting or any adjournment or postponement thereof. We are not aware of any matters to be voted on by stockholders at the Annual Meeting other than those included in these proxy materials. If any matter is properly presented at the Annual Meeting, your executed proxy gives your proxy holder discretionary authority to vote your shares in accordance with their best judgment with respect to the matter.

3.	Who can vote at the Annual Meeting?

Stockholders of record of our Class A common stock and Class B common stock as of the close of business on April 4, 2023, the record date, are entitled to participate in and vote at the Annual Meeting. Pursuant to our amended and restated certificate of incorporation (the “certificate of incorporation”), holders of our Class A common stock and Class B common stock are each entitled to one vote per share on all matters submitted to a vote of stockholders. Holders of our Class A common stock and Class B common stock will vote as a single class on all matters described in this proxy statement.

As of the record date, there were 26,254,167 shares of our Class A common stock and 82,021,389 shares of our Class B common stock issued and outstanding. Pursuant to our certificate of incorporation, holders of Class A and Class B common stock are not entitled to cumulative voting.

4.	What is the difference between a stockholder of record and a beneficial owner of shares held in street name?

•

Stockholder of Record. If (i) your shares of Class A common stock are registered directly in your name with the Company’s transfer agent, Broadridge Corporate Issuer Solutions, Inc., or (ii) you hold shares of Class B common stock, you are considered the stockholder of record with respect to those shares, and the Notice and/or proxy materials were sent directly to you by the Company.

•

Beneficial Owner of Shares Held in Street Name. If your shares of Class A common stock are held in an account at a brokerage firm, bank, dealer, custodian or other similar organization acting as nominee (each, a “broker”), then you are the beneficial owner of shares held in “street name,” and the Notice and/or proxy materials were forwarded to you by that organization. The organization holding your account is considered the stockholder of record for purposes of voting at the Annual Meeting. As a beneficial owner, you have the right to instruct that organization on how to vote the shares held in your account. Those instructions are contained in a “vote instruction form.”

5.	How Do I Vote?

•

Stockholders of Record: Common Shares Registered in Your Name. If you are the registered stockholder, you may vote your shares by proxy in advance of the Annual Meeting by Internet (at www.proxyvote.com), by telephone (at 1-800-690-6903), or, if you requested paper copies of the proxy materials, by completing and mailing a proxy card. Even if you plan to attend the Annual Meeting, we recommend that you also submit your vote in advance so that your vote will be counted if you later decide not to, or are unable to, attend the Annual Meeting. You may also attend the Annual Meeting and vote in person.

•

Beneficial Owner: Common Shares Registered in the Name of a Broker, Fiduciary or Custodian. If you are the beneficial owner, you may vote your shares online, by phone or by returning your voting instruction form, or you may direct your broker, fiduciary or custodian how to vote your shares in advance of the Annual Meeting by following the instructions they provide. If you are the beneficial owner and attend the Annual Meeting, you must obtain a “legal proxy” from the bank, brokerage firm, or other nominee that holds your shares in order to attend and vote your shares at the Annual Meeting (preferably at least 5 days before the Annual Meeting).

6.	How can I attend and participate in the Annual Meeting online?

During the Annual Meeting, to participate in the Annual Meeting, including to vote, ask questions, and view the list of registered stockholders as of the record date during the meeting, stockholders of record should go to the Annual Meeting website at www.virtualshareholdermeeting.com/EE2023, enter the 16-digit control number found on your proxy card or Notice, and follow the instructions on the website.

If your shares are held in street name and your Notice or voting instruction form indicates that you may vote those shares through the http://www.proxyvote.com website, then you may access, participate in, and vote at the Annual Meeting with the 16-digit access code indicated on that voting instruction form or Notice. Otherwise, as mentioned above, stockholders who hold their shares in street name should contact their bank, broker or other nominee (preferably at least 5 days before the Annual Meeting) and obtain a “legal proxy” in order to be able to attend, participate in, or vote at the Annual Meeting.

The Annual Meeting will begin at 9:00 a.m. Central Time on Thursday, June 1, 2023. Online check-in will begin at approximately 8:45 a.m. Central Time, and we encourage you to provide sufficient time before the Annual Meeting begins to check-in. On the day of the Annual Meeting, if you experience technical difficulties either during the check-in process or during the Annual Meeting, please call 844-986-0822 (US) or 303-562-9302 (international) for assistance. We will make a replay of the Annual Meeting available on our Investor Relations website until the next annual meeting.

Stockholders may submit questions during the Annual Meeting on the Annual Meeting website. More information regarding the question and answer process, including the number and types of questions permitted, and how questions will be recognized and answered, will be available in the meeting rules of conduct, which will be posted on the Annual Meeting website.

7.	How does the board of directors recommend that I vote?

Our board of directors unanimously recommends that stockholders vote “FOR ALL” of the nominees for director named in Proposal 1; “FOR” the ratification of the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2023 in Proposal 2; and for a frequency of “1 YEAR” on a non-binding and advisory basis, with respect to future votes to approve, on a non-binding, advisory basis, the compensation of our named executive officers in Proposal 3.

8.	How many votes must be present to hold the Annual Meeting?

In order for us to conduct the Annual Meeting, a quorum, consisting of a majority of the voting power of the stock outstanding and entitled to vote at the Annual Meeting, must be present or represented by proxy. Abstentions and withhold votes are counted as “shares present” at the Annual Meeting for purposes of determining whether a quorum exists. Proxies submitted by brokers or other holders of record holding shares for you as a beneficial owner that do not indicate a vote for some or all of the proposals because that holder does not have voting authority and has not received voting instructions from you (so-called “broker non-votes”) are also considered “shares present” for purposes of determining whether a quorum exists.

9.	What is a proxy card?

The proxy card enables you to appoint Steven M. Kobos, our Chief Executive Officer, Dana A. Armstrong, our Chief Financial Officer, and Alisa Newman Hood, our General Counsel, as your representatives at the Annual Meeting. By completing and returning the proxy card, you are authorizing such persons to vote your shares at the Annual Meeting in accordance with your instructions on the proxy card. This way, your shares will be voted whether or not you attend the Annual Meeting. Even if you plan to attend the Annual Meeting, it is strongly recommended that you complete and return your proxy card before the date of the Annual Meeting in case your plans change. If a proposal comes up for vote at the Annual Meeting that is not on the proxy card, the proxies will vote your shares, under your proxy, according to their best judgment.

10.	Will my shares be voted if I do not provide my proxy?

If you hold your shares directly in your own name, they will not be voted if you do not provide a proxy.

Your shares may be voted under certain circumstances if they are held in the name of a broker. Brokers generally have the authority, but are not required, to vote shares not voted by customers on certain “routine” matters, as determined by the NYSE. Because the ratification of an independent registered public accounting firm (Proposal 2) is the only matter that we expect to be considered to be “routine” at the Annual Meeting, your shares may only be voted by your broker for the ratification of our independent registered public accounting firm. Whether a proposal is considered routine or non-routine is subject to NYSE rules and final determination by the NYSE. Even with respect to routine matters, some brokers are choosing not to exercise discretionary voting authority. We expect that there will be no broker non-votes (as described below) with respect to Proposal 2.

Brokers are prohibited from exercising discretionary authority on non-routine matters. We expect that the election of directors (Proposal 1) and Say-on-Frequency (Proposal 3) will be considered non-routine matters, and, therefore, brokers are not expected to be able to exercise discretionary authority regarding these proposals for beneficial owners who have not returned proxies to the brokers (so-called “broker non-votes”). As mentioned above, in the case of broker non-votes, and in cases where you or the broker(s) abstain from voting on a matter when present at the Annual Meeting and entitled to vote, those shares will still be counted for purposes of determining if a quorum is present.

11.	What vote is required to elect directors?

Directors are elected by a plurality of the votes cast at the Annual Meeting. As a result, the seven nominees who receive the highest number of shares voted “For” his or her election will be elected.

Any shares voted “Withhold All” and broker non-votes will have no direct effect on his or her election. However, our board has adopted a director resignation policy, under which each director is expected to tender his or her offer to resign to the Nominating and Corporate Governance Committee in advance of the Annual Meeting in case the director receives a greater number of votes “withheld” for the director’s election than “for” such election. If any director who receives a greater number of votes “withheld” for the director’s election than “for” such election, the Nominating and Corporate Governance Committee will recommend to the board whether to accept or reject the resignation offer, or whether other action should be taken. In determining whether to recommend that our board accept any resignation offer, the Nominating and Corporate Governance Committee may consider all factors that the Committee’s members believe are relevant. Our board will act on the Nominating and Corporate Governance Committee’s recommendation within 90 days following certification of the election results. Any director who tenders a resignation offer will not participate in the proceedings of either the Nominating and Corporate Governance Committee or our board with respect to such director’s own resignation offer.

12.	What vote is required for Proposal 2?

Approval of Proposal 2 requires the affirmative vote of at least a majority of the voting power of the stock present or represented by proxy and entitled to vote on the subject matter, voting as a single class.

Abstentions will have the same effect as a vote “Against” on the outcome of Proposal 2. Because we expect broker discretionary voting to be permitted with respect to Proposal 2, we expect there will be no broker non-votes with respect to Proposal 2.

13.	What vote is required for Proposal 3?

Approval of Proposal 3 requires the affirmative vote of at least a majority of the voting power of the stock present or represented by proxy and entitled to vote on the subject matter, voting as a single class. Abstentions will have the same effect as a vote “Against” on the outcome of Proposal 3, and broker non-votes will have no effect on this Proposal. However, because this Proposal has four choices, it is possible that no choice will receive a majority of the voting power. If no choice receives a majority of the voting power, our board of directors will consider the choice that receives the highest number of votes as the choice supported by our stockholders.

14.	Can I change my vote after I have voted?

You may revoke your proxy and change your vote at any time before the final vote at the Annual Meeting. You may revoke your previously delivered proxy and vote again by signing and returning a new proxy card or voting instruction form with a later date or by attending the Annual Meeting online and voting. Your attendance at the Annual Meeting online will not automatically revoke your proxy unless you vote at the Annual Meeting or specifically request that your prior proxy be revoked by delivering to the Company’s Executive Vice President, General Counsel & Secretary at 2445 Technology Forest Blvd., Level 6, The Woodlands, Texas 77381 a written notice of revocation prior to the Annual Meeting.

Please note, however, that if your shares are held of record by a broker, you must instruct your broker, bank or other nominee that you wish to change your vote by following the procedures on the voting form provided to you by the broker, bank or other nominee.

15.	What happens if I do not indicate how to vote my proxy?

If you sign your proxy card without providing further instructions, your shares will be voted “FOR ALL” of the director nominees (Proposal 1); “FOR” the ratification of the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2023 (Proposal 2); and for a frequency of “1 YEAR”, on a non-binding and advisory basis, for future votes to approve, on a non-binding, advisory basis, the compensation of our named executive officers (Proposal 3).

16.	Where do I find the voting results of the Annual Meeting?

The final voting results will be tallied by the inspector of election and published in the Company’s Current Report on Form 8-K, which the Company will file with the SEC within four business days following the Annual Meeting.

17.	Who bears the cost of soliciting proxies?

The Company will bear the cost of soliciting proxies in the accompanying form and will reimburse brokerage firms and others for expenses involved in forwarding proxy materials to beneficial owners or soliciting their execution. In addition to solicitations by mail, the Company, through its directors and officers, may solicit proxies in person, by telephone or by electronic means. Such directors and officers will not receive any special remuneration for these efforts.

OTHER MATTERS

Other Business

We are not currently aware of any business to be acted upon at the Annual Meeting other than the matters discussed in this proxy statement. The form of proxy accompanying this proxy statement confers discretionary authority upon the named proxy holders with respect to amendments or variations to the matters identified in the accompanying Notice of Annual Meeting and with respect to any other matters which may properly come before the Annual Meeting or any adjournment or postponement thereof. If other matters do properly come before the Annual Meeting, or at any such adjournment or postponement of the Annual Meeting, we expect that shares of our Common Stock represented by properly submitted proxies will be voted by the proxy holders in accordance with the recommendations of our board.

Submission of Stockholder Proposals for the 2024 Annual Meeting

Rule 14a-8 Proposals. For any proposal to be considered for inclusion in our proxy statement and form of proxy for submission to the stockholders at our 2024 Annual Meeting of Stockholders, it must be submitted in writing and comply with the requirements of Rule 14a-8 of the Exchange Act. Such proposals must be received by the Company by email at corporatesecretary@excelerateenergy.com or in writing, c/o our Executive Vice President, General Counsel & Secretary, at Excelerate Energy, Inc., 2445 Technology Forest Blvd., Level 6, The Woodlands, Texas 77381 no later than the close of business on December 19, 2023.

Advance Notice Proposals and Nominations. In addition, our bylaws provide notice procedures for stockholders to nominate a person as a director and to propose business to be considered by stockholders at an Annual Meeting of Stockholders (but not for inclusion in the proxy statement). Notice of a nomination or other proposal of business must be delivered to the Company by email at corporatesecretary@excelerateenergy.com or in writing, c/o our Executive Vice President, General Counsel & Secretary at Excelerate Energy, Inc., 2445 Technology Forest Blvd., Level 6, The Woodlands, Texas 77381 no later than the close of business on the 90th day, nor earlier than the close of business on the 120th day, prior to the first anniversary of the preceding year’s annual meeting; provided, however, that in the event that the date of the annual meeting is more than 30 days before or more than 30 days after such anniversary date, to be timely notice by the stockholder must be so delivered not earlier than the close of business on the 120th day prior to such annual meeting and not later than the close of business on the later of (i) the 90th day prior to such annual meeting or (ii) the 10th day following the day on which public announcement of the date of the annual meeting is first made by us. Accordingly, for our 2024 Annual Meeting of Stockholders, notice of a nomination or proposal must be delivered to us no earlier than the close of business on February 2, 2024 and no later than the close of business on March 3, 2024. Nominations and proposals also must satisfy other requirements set forth in the bylaws. In addition to satisfying the deadlines in the advance notice provisions of our bylaws, a shareholder who intends to solicit proxies in support of nominees submitted under these advance notice provisions must provide the notice required under Rule 14a-19 to our Executive Vice President, General Counsel & Secretary no later than April 2, 2024.

For purposes of these proposals, “close of business” shall mean 6:00 p.m. local time at the principal executive offices of the Company on any calendar day, whether or not the day is a business day.

Householding Information

Unless we have received contrary instructions, we may send a single copy of the Notice or this proxy statement to any household at which two or more stockholders reside. This process, known as “householding,” reduces the volume of duplicate information received at any one household, helps to reduce our expenses, and benefits the environment. However, if stockholders prefer to receive multiple sets of our disclosure documents at the same address this year or in future years, the stockholders should follow the instructions described below. Similarly, if an address is shared with another stockholder and together, both of the stockholders would like to receive only a single set of our disclosure documents, the stockholders should follow these instructions: If the shares are registered in the name of the stockholder, the stockholder should notify us by email at corporatesecretary@excelerateenergy.com or in writing, c/o our Executive Vice President, General Counsel & Secretary, at Excelerate Energy, Inc., 2445 Technology Forest Blvd., Level 6, The Woodlands, Texas 77381 to inform us of his or her request. If a broker holds the shares, the stockholder should contact such broker directly.

Where You Can Find More Information

We file annual and quarterly reports and other reports and information with the SEC. We distribute to our stockholders annual reports containing financial statements audited by our independent registered public accounting firm and, upon request, quarterly reports for the first three quarters of each fiscal year containing unaudited financial information. In addition, the reports and other information are filed through Electronic Data Gathering, Analysis and Retrieval (known as “EDGAR”) system and are publicly available on the SEC’s website, located at http://www.sec.gov.

We will provide without charge to you, upon written or oral request, a copy of the Annual Report on Form 10-K for the fiscal year ended December 31, 2022, including the financial statements and schedules. Any requests for copies of information, reports or other filings with the SEC should be directed to the Executive Vice President, General Counsel & Secretary, at Excelerate Energy, Inc., 2445 Technology Forest Blvd., Level 6, The Woodlands, Texas 77381. The Annual Report and this proxy statement are also available online at https://ir.excelerateenergy.com/financials/sec-filings.

EXCELERATE ENERGY, INC. 2445 TECHNOLOGY FOREST BLVD. LEVEL 6 THE WOODLANDS, TX 77381

VOTE BY INTERNET

Before The Meeting - Go to www.proxyvote.com or scan the QR Barcode above

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time on May 31, 2023. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to www.virtualshareholdermeeting.com/EE2023

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time on May 31, 2023. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
V09441-P89569	KEEP THIS PORTION FOR YOUR RECORDS

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DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

EXCELERATE ENERGY, INC. Company Proposals		For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends you vote FOR ALL nominees named in proposal 1: 1. Election of Directors		☐	☐	☐

Nominees: 01) Carolyn J. Burke 02) Deborah L. Byers 03) Paul T. Hanrahan 04) Henry G. Kleemeier	05) Steven M. Kobos 06) Don P. Millican 07) Robert A. Waldo
						For	Against	Abstain
The Board of Directors recommends you vote FOR proposal 2:

2. Ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2023.						☐	☐	☐

The Board of Directors recommends you vote 1 YEAR with respect to proposal 3:

					1 Year	2 Years	3 Years	Abstain

3. Vote, on a non-binding and advisory basis, on the frequency of future non-binding, advisory votes to approve the compensation of our named executive officers.					☐	☐	☐	☐

NOTE: Such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.

Please sign your name exactly as it appears hereon. When signing as attorney, executor, administrator, trustee or guardian, please add your title as such. When signing as joint tenants, all parties in the joint tenancy must sign. If a signer is a corporation, please sign in full corporate name by duly authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date	Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of

Stockholders to be Held on June 1, 2023:

The Notice of 2023 Annual Meeting and Proxy Statement and 2022 Annual Report are available at www.proxyvote.com.

We will be conducting our 2023 Annual Meeting of Stockholders virtually at www.virtualshareholdermeeting.com/EE2023.

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V09442-P89569

EXCELERATE ENERGY, INC.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

ANNUAL MEETING OF STOCKHOLDERS

June 1, 2023 9:00 a.m., Central Time

The undersigned hereby appoint(s) Steven M. Kobos, Dana A. Armstrong, and Alisa Newman Hood, or any of them, as proxies, each with the power to appoint his or her substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common Stock of Excelerate Energy, Inc. that the undersigned is entitled to vote at the Annual Meeting of Stockholders to be held at 9:00 a.m., Central Time, on June 1, 2023, at www.virtualshareholdermeeting.com/EE2023, and any adjournment or postponement thereof.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE UNDERSIGNED. IF THIS PROXY IS PROPERLY EXECUTED BUT NO SUCH DIRECTIONS ARE MADE, THIS PROXY WILL BE VOTED “FOR ALL” NOMINEES NAMED IN PROPOSAL 1, “FOR” PROPOSAL 2, AND “1 YEAR” WITH RESPECT TO PROPOSAL 3. Whether or not direction is made, this proxy, when properly executed, will be voted in the discretion of the proxy holders upon such other business as may properly come before the Annual Meeting of Stockholders or any adjournment or postponement thereof (including, if applicable, on any matter which the Board of Directors did not know would be presented at the Annual Meeting of Stockholders by a reasonable time before the proxy solicitation was made or for the election of a person to the Board of Directors if any nominee named in Proposal 1 becomes unable to serve or for good cause will not serve).

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED REPLY ENVELOPE

CONTINUED AND TO BE SIGNED ON REVERSE SIDE